UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2023

ZOOMCAR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40964	99-0431609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Anjaneya Techno Park, No.147, 1st Floor Kodihalli, Bangalore, India	560008
(Address of principal executive offices)	(Zip Code)

+91 99454-8382

(Registrant’s telephone number, including area code)

Innovative International Acquisition Corp.

24681 La Plaza Ste 300

Dana Point, CA 92629

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZCAR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at a price of $11.50, subject to adjustment	ZCARW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On December 28, 2023 (the “Closing Date”), the registrant consummated its previously announced business combination (the “Closing”) with Zoomcar, Inc., a Delaware corporation (“Zoomcar”), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022, by and among Innovative International Acquisition Corp., a Cayman Islands exempted company (“IOAC”), Innovative International Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of IOAC (“Merger Sub”), Zoomcar, and Greg Moran, solely in the capacity as the representative of the Zoomcar stockholders (in such capacity, the “Seller Representative”) (collectively, the “Business Combination”). The consummation of the Business Combination involved (i) prior to the Closing, the continuation of IOAC into the State of Delaware so as to become a Delaware corporation (the “Domestication”) and (ii) the merger of Merger Sub with and into Zoomcar, with Zoomcar continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated in the Merger Agreement (as hereinafter defined). As a result of the Merger, the registrant owns 100% of the outstanding common stock of Zoomcar. In connection with the closing of the Business Combination, the registrant changed its name from “Innovative International Acquisition Corp.” to “Zoomcar Holdings, Inc.”

Unless the context otherwise requires, (i) references to “we,” “us,” “our,” and the “Company” refer to Zoomcar Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, including Zoomcar, following the Closing, (ii) references to “Zoomcar” refer to Zoomcar, Inc., (iii) references to “IOAC” refer to Innovative International Acquisition Corp. prior to the Closing and (iv) references to the “registrant” refer to IOAC, which was renamed Zoomcar Holdings, Inc. in connection with the Closing. All references herein to the “Board” refer to the board of directors of the Company.

On December 29, 2023, the first business day following the Closing, the registrant and other applicable parties adopted and entered into a first amendment (the “Post-Closing Amendment”) to the aforementioned Agreement and Plan of Merger and Reorganization, so as to effect certain changes to the terms applicable to certain earnout shares thereunder, as further described herein. This Current Report reflects the consummation of the Business Combination and associated events and transactions, as well as the effects of the adoption of the Post-Closing Amendment. For purposes of this Current Report, as the context requires, the term “Merger Agreement” refers to the Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022, as in effect as of the Closing Date, or as in effect following the adoption of the Post-Closing Amendment, along with any other further amendments or modifications as may in the future be adopted in accordance with the terms of the Merger Agreement.

Terms used in this Current Report on Form 8-K (this “Report”) but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement (as defined below) in the section entitled “Frequently Used Terms” beginning on page 1 thereof, and such definitions are incorporated herein by reference.

Conversion of Securities and Merger Consideration

Upon the Domestication, each then-outstanding IOAC ordinary share was cancelled and converted into one share of common stock of the registrant, par value $0.0001 per share (“Common Stock”), and each then-outstanding IOAC warrant was assumed and converted automatically into a warrant of the registrant, exercisable for shares of Common Stock. Additionally, outstanding units of the registrant were separated into their component parts, and outstanding IOAC Class B shares were converted into Class A shares on a 1-for-1 basis. As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant are shares of Common Stock.

As consideration for the Merger, security holders of Zoomcar, including holders of outstanding shares of Zoomcar and outstanding shares of Zoomcar’s subsidiary, Zoomcar India Private Limited, an Indian limited liability company (“Zoomcar India”) (collectively, “Zoomcar Stockholders”), received newly-issued IOAC securities with an aggregate value equal to (w) $350,000,000 plus (x) the sum of the aggregate exercise prices of all vested Zoomcar options and all Zoomcar warrants outstanding as of the effective time of the Merger (the “Effective Time”), plus (y) the aggregate amount of the Zoomcar private financing consummated prior to Closing after giving effect to a discount of the private financing conversion ratio relative to the per share offset ratio for the Ananda Trust Investment, minus (z) the amount of Zoomcar’s net debt at Closing (the “Merger Consideration”). Pursuant to the Merger Agreement, at the Closing, (i) each share of Zoomcar common stock outstanding as of the Effective Time (after giving effect to the exchange of all outstanding shares of Zoomcar preferred stock to Zoomcar common stock) was converted into the right to receive 0.0284 newly-issued shares of common stock, (ii) each outstanding Zoomcar option was assumed by the registrant and automatically converted into the right to receive an option to acquire shares of Common Stock, following adjustments to the exercise prices and number of underlying shares in accordance with the terms of the Merger Agreement, and (iii) each outstanding and unexercised Zoomcar warrant was assumed by the registrant and converted into a warrant to purchase shares of Common Stock, following adjustments to the exercise prices and number of underlying shares in accordance with the terms of the Merger Agreement.

As additional consideration for the acquisition of Zoomcar securities, at the Closing, IOAC issued and deposited into an escrow account established for this purpose (the “Earnout Escrow Account”) 20,000,000 shares of Common Stock (the “Earnout Shares”) to be held in the Earnout Escrow Account in accordance with the terms of an earnout escrow agreement, dated as of December 28, 2023, by and between IOAC and American Stock Transfer & Trust Company, LLC, in its capacity as earnout escrow agent (the “Earnout Escrow Agreement”). Pursuant to the Merger Agreement, the Earnout Shares were to be released from escrow and distributed to the Zoomcar Stockholders, together with any dividends, distributions or other income earned thereon upon the joint instruction from the Seller Representative and the Company to the earnout escrow agent (“Earnout Distribution Instructions”), or returned to the registrant for cancellation, upon the future occurrence or non-occurrence of certain events and conditions described in the Merger Agreement (the “Original Earnout Terms”). The Original Earnout Terms were modified pursuant to the terms and provisions set forth in the Post-Closing Amendment, effective immediately upon the adoption of the Post-Closing Amendment. Promptly following the adoption of the Post-Closing Amendment, the Earnout Distribution Instructions were delivered to the earnout escrow agent in accordance with the terms of the Earnout Escrow Agreement, resulting in the Earnout Shares becoming distributable to Zoomcar Stockholders in accordance with, and subject to the terms of, the Merger Agreement.

The material terms and conditions of the Merger Agreement are described in greater detail in the Company’s definitive proxy statement/prospectus/consent solicitation (as amended and supplemented, the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended (the “Securities Act”), on October 2, 2023, in the section entitled “Proposal No. 1 - The Business Combination Proposal - The Merger Agreement” beginning on page 174, which information is incorporated herein by reference.

Related Agreements

Simultaneously with the execution of the Merger Agreement, on October 13, 2022, Ananda Small Business Trust, a Nevada Trust (“Ananda Trust”), an affiliate of Innovative International Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), entered into a subscription agreement with IOAC (the “Ananda Trust Signing Subscription Agreement”) to subscribe for 1,000,000 newly issued shares of Common Stock at a purchase price of $10.00 per share, contingent upon the Closing. Furthermore, simultaneously with the signing of the Merger Agreement, Ananda Trust invested an aggregate of $10,000,000 in Zoomcar (the “Ananda Trust Zoomcar Investment”), in exchange for a convertible promissory note issued by Zoomcar to Ananda Trust (the “Ananda Trust Zoomcar Note”). At the Closing, Zoomcar’s repayment obligations under the Ananda Trust Zoomcar Note was offset against Ananda Trust’s payment obligations under the Ananda Trust Signing Subscription Agreement and Ananda Trust received newly issued shares of Common Stock in accordance with the terms of the Ananda Trust Signing Subscription Agreement. A copy of the Ananda Trust Signing Subscription Agreement is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

In addition, contemporaneously with the execution and delivery of the Merger Agreement, (i) the Sponsor, the Company and Zoomcar entered into the Sponsor Support Agreement; (ii) certain stockholders of Zoomcar, Zoomcar and the Company entered into Stockholder Support Agreements; and (iii) certain Zoomcar stockholders and Zoomcar entered  into Lock-Up Agreements, each of which became effective as of the Closing Date, and copies of which are filed as Exhibits 10.2, 10.3, and 10.4, respectively, to this Report, and are incorporated herein by reference.

Additionally, and as further described below, on and prior to the Closing Date, IOAC, Zoomcar and other parties, including certain third-party vendors and service providers (“Vendors”) that provided services to IOAC or Zoomcar, respectively, and other parties, entered into other agreements and transactions related to the Business Combination.

Item 1.01 Entry into a Material Definitive Agreement.

Ananda Trust Closing Subscription Agreement

On December 19, 2023, IOAC and Ananda Trust, an affiliate of the Sponsor, entered into a subscription agreement (the “Ananda Trust Closing Subscription Agreement”), pursuant to which, upon the Closing, Ananda Trust purchased 1,666,666 IOAC Class A ordinary shares at a price of $3.00 per share (the “Ananda Trust Closing Investment”). Other than with respect to the per share purchase price, the terms of the Ananda Trust Closing Subscription Agreement were substantially similar to the terms of the Ananda Trust Signing Subscription Agreement.

Ananda Trust is an affiliate of the Sponsor. Further, the Trustee and control person with regard to the Ananda Trust, Mohan Ananda, was, prior to the Closing, the Chief Executive Officer and Chairman of the board of directors of IOAC; additionally, Mr. Ananda is a director of the Company and has been appointed to serve as the initial chairman of the Company Board from and after the Closing. Additionally, based on the Company’s capitalization immediately after the Closing, Ananda Trust is the Company’s largest stockholder, though Ananda Trust’s proportionate interest and voting power with regard to the Company may change over time and from time to time.

As previously disclosed, the terms of the Ananda Trust Closing Investment are not necessarily reflective of the terms and conditions of a transaction negotiated at arm’s length, and it is possible that, if such terms were negotiated at arm’s length, they would have been different from, and more favorable to, the Company and its stockholders; however, the disinterested members of the IOAC Board approved the terms of the Ananda Trust Closing Investment, which they believed to be the best terms available, under the circumstances, to facilitate the consummation of the proposed Business Combination and deliver capital required by the Company to pursue its business plans. Additional information about related party transactions generally and about risks associated with affiliate financing transactions can be found under the heading “Risk Factors” in the Proxy Statement.

The foregoing description of the Ananda Trust Closing Subscription Agreement is qualified in its entirety by the full text of the Ananda Trust Closing Subscription Agreement, which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

Third-Party Transaction Expenses Arrangements

SPA and Note Issuance

On December 28, 2023, the Company and Zoomcar entered into a securities purchase agreement (the “Securities Purchase Agreement”) with ACM Zoomcar Convert LLC (the “Purchaser”) relating to an unsecured convertible note (the “Note”), obligations under which are guaranteed by certain of Zoomcar’s subsidiaries, issuable to such Purchaser after the Closing for $8,434,605 (the "Original Note Principal Amount"), in connection with certain transaction expenses associated with the Business Combination that were incurred but paid at the Closing.

The Company and certain of Zoomcar’s subsidiaries, as guarantors, issued the Note to ACM Zoomcar Convert LLC or its registered assigns (the “Note Purchaser”) on December 28, 2023 (the “Original Issuance Date”) and the Company concurrently entered into a Registration Rights Agreement with ACM Zoomcar Convert LLC  as further described below (the “Note Purchaser Registration Rights Agreement”). The Note is subject to an original issue discount equal to 7.5% of the principal amount of the Note. Vendors which are creditors of certain business combination transaction expenses have invested into Note Purchaser, as holders of limited liability company interests in the Note Purchaser pursuant to a limited liability company agreement.

The material terms of the Note are as follows: interest on the Note began accruing at 8.0% per annum from the Original Issuance Date of the Note based on the Original Note Principal Amount, subject to a default interest rate of the lower of 8.0% or the highest amount permitted by law (“Default Interest”), such Default Interest compounding monthly, from and after the occurrence of any Event of Default (as defined in the Note), and due and payable on the first Trading Day (as defined in the Note) of each calendar month following such Event of Default, with such interest continuing to accrue at the Default Interest rate until six months after all Events of Default are cured.

All interest payments shall accrue until such time as the registration statement (the “Registration Statement”) relating to the resale of the shares underlying the Note is declared effective and shall be paid together with the next interest payment payable thereafter. The Note Purchaser Registration Rights Agreement contains certain commitments and obligations on the part of the Company to file and maintain the effectiveness of, subject to the terms and conditions set forth in the agreement, a Registration Statement covering the resale of registrable securities issuable pursuant to the Note.

Additionally, pursuant to the terms of the agreements, commencing at the end of the month in which such Registration Statement is declared effective, the Note Purchaser may, in its sole discretion, require the Company to pay the Note Purchaser, in monthly installments of amounts equal to one-twelfth (1/12) of the Original Note Principal Amount, until the total principal amount of the Note has been paid in full, prior to or on the maturity date or, if earlier, upon acceleration, conversion or prepayment of the Note in accordance with its terms. Such monthly payments shall be made in cash or in shares of Common Stock, subject to certain further conditions set forth in the Note. In connection with any monthly payments made in Common Stock, the number of shares required to be delivered by the Company shall be determined by dividing the monthly payment amount by the lower of (i) the Conversion Price or (ii) the Amortization Conversion Price (each as defined below).

The Note Purchaser shall also have the right, on any business day (a “Conversion Date”), to convert all or any portion of the Note, (y) at the Conversion Price (as defined below), in any amount, in the Note Purchaser’s discretion, and (z) at the Amortization Conversion Price, up to an amount equal to 25% of the highest trading day value of shares of Common Stock on a daily basis during the 20 trading days preceding the applicable Conversion Date, or a greater amount upon obtaining the Company’s prior written consent.

“Amortization Conversion Price” for purposes of the Note means the lower of (i) the Conversion Price, and (ii) a 7.5% discount to the lowest VWAP over the 20 trading days immediately preceding the applicable payment date or other date of determination, subject to the terms of the Note. The “Conversion Price” of the Note, immediately after the Original Note Issuance Date is $10.00, provided, however, that Conversion Price is subject to adjustment under various circumstances, including in the event of a future issuance of Common Stock at a price that is lower than the then Conversion Price, and other circumstances, subject in all cases to a conversion floor price of $0.25 (the “Conversion Floor”), provided, that if the Conversion Price or the Amortization Conversion Price is lower than the Conversion Floor, the amount due to the holder of the Note upon an applicable Conversion Date shall be made in cash, in lieu of shares, unless otherwise agreed by the Note Purchaser and the Company.

Additionally, in consideration of the willingness of the Purchaser to enter into the transactions that are the subject of the Securities Purchase Agreement and the Note, 164,000 registered and unrestricted shares of Common Stock were issued and delivered to Midtown Madison Management LLC, the service provider of the Note Purchaser. The Company also reimbursed the Purchaser for certain fees and expenses of counsel in accordance with the terms of the agreements.

The foregoing description of the Securities Purchase Agreement, Note and Note Purchaser Registration Rights Agreement are qualified in their entirety by the full text of the Securities Purchase Agreement, Note and Note Purchaser Registration Rights Agreement, which are filed as Exhibits 10.6, 10.7 and 10.8 hereto, respectively, and are incorporated herein by reference.

Other Agreements Related to Transaction Expenses

In  addition to the foregoing, in connection with the Closing, the Company entered into or assumed, as applicable, certain other obligations to repay Business Combination transaction expenses otherwise due at Closing. These arrangements include: (i) installment payment agreements with Vendors (“Deferred Installment Payment Agreements”) in an aggregate amount of approximately $3 million, requiring deferred cash payments by the registrant to Vendors counterparty to such agreements, to be satisfied over time periods between 12-18 months after consummation of the Business Combination, generally on a quarterly basis and in some cases commencing only 90 days after the Closing, provided that the Deferred Installment Payment Agreements also include events of default provisions mandating that the Company pay in full the total unpaid Business Combination transaction expenses promptly following any missed or late payments under such agreements and also require the Company to bear responsibility for attorneys and collection fees, as applicable; (ii) an installment payment agreement with the IOAC Sponsor on terms substantially similar to the Deferred Installment Payment Agreement terms, in the aggregate amount of $88,000; and (iii) certain other fee modification agreements with Vendors pursuant to which such Vendors will receive a combination of the newly issued shares of Common Stock issued or issuable at Closing or upon such date as the SEC may declare effective a Registration Statement registering the resale of securities included therein, which shares shall be deemed issued at $3.00 per share, subject, in certain cases, to adjustment due to various circumstances, and deferred cash payments on terms similar to the Deferred Installment Payment Agreements pursuant to the promissory notes issued or issuable by the Company, over an 18-month post-Closing time period, in an aggregate amount equal to $9.5 million.

Amendment to the Merger Agreement

On December 29, 2023, applicable parties to the Merger Agreement entered into the Post-Closing Amendment, pursuant to which the parties amended the Merger Agreement to eliminate the post-closing trading price-based and contingent forfeiture elements comprising the Original Earnout Terms (described above). In connection with the Post-Closing Amendment, shares contributed at the Closing into the Earnout Escrow Account became distributable in accordance with the Earnout Distribution Instructions described above. Zoomcar warrants outstanding prior to the Merger, which were assumed by the Company in connection with the Closing, subject to adjustment in accordance with the terms of the Merger Agreement (the “Assumed Warrants”), adjusted automatically in accordance with their terms concurrently with the foregoing, such that the aggregate number of shares of Common Stock issuable upon exercise of the Assumed Warrants increased by a factor of approximately 1.73x.

Relative to their interests and voting power as owners of shares of Common Stock, and interests, with regard to holders of other Company securities, immediately after the Closing, security holders of the Company that are not former Zoomcar Stockholders experienced immediate dilution upon release of the Earnout Shares from the Earnout Escrow Account; additional shares of Common Stock, with associated dilutive effects, not issuable upon exercise of Assumed Warrants prior to the adoption of the Post-Closing Amendment will become issuable upon exercise of the Assumed Warrants as a result of the effects the adoption of the Post-Closing Amendment had, pursuant to the terms of the warrants, on the number of shares of Common Stock issuable upon exercise of the Assumed Warrants.

The foregoing description of the Post-Closing Amendment is qualified in its entirety by the full text of the Post-Closing Amendment, which is filed as Exhibit 2.2 hereto and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

In connection with the Closing, the Company entered into an Amended and Restated Registration Rights Agreement with the Sponsor, certain persons and entities holding securities of IOAC prior to the Closing, and certain other persons and entities holding securities of Zoomcar prior to the Closing or that were issued shares of Common Stock or securities convertible into or exercisable for shares of Common Stock. The terms of the Amended and Restated Registration Rights Agreement are described in the section of the Proxy Statement entitled “Proposal No. 1 - The Business Combination Proposal - Related Agreements” beginning on page 180, which information is incorporated herein by reference.

The foregoing description of the Amended and Restated Registration Rights Agreement is qualified in its entirety by the full text of the Amended and Restated Registration Rights Agreement, the form of which is filed as Exhibit 10.9 hereto and is incorporated herein by reference.

Amendment to Zoomcar’s Certificate of Incorporation

As previously disclosed, prior to Closing, Zoomcar solicited and received the consents from holders of requisite outstanding Zoomcar shares to approve an amendment to Zoomcar’s certificate of incorporation (the “Zoomcar Charter Amendment”) to (i) incorporate terms that provided for the automatic conversion of outstanding Zoomcar preferred shares into shares of to Zoomcar common stock prior to the Closing, (ii) enable Zoomcar to effect, pre-Closing, a reverse stock split, and (iii) clarify that accrued interest on outstanding Zoomcar convertible securities would be treated as consideration to Zoomcar for purposes of antidilution adjustments to the conversion ratios of outstanding Zoomcar preferred stock. Prior to Closing, both Zoomcar stockholders and the board of directors of Zoomcar approved the Zoomcar Charter Amendment and the Zoomcar Charter Amendment was filed with the Secretary of State of the State of Delaware prior to the Merger, as a result of which (i) shares of outstanding Zoomcar preferred stock converted automatically into shares of Zoomcar common stock prior to Closing, (ii) Zoomcar was able to, and did, prior to the Closing, effect a reverse stock split at a ratio of one-for-ten, and (iii) the accrued interest on Zoomcar convertible securities was treated as consideration to Zoomcar for purposes of antidilution adjustments to the ratios at which outstanding Zoomcar preferred stock converted into Zoomcar common stock prior to the Closing.

Amendment to Zoomcar’s Investors’ Rights Agreement

As previously disclosed, prior to the Closing, Zoomcar solicited and received consents from requisite outstanding Zoomcar shares to a proposed amendment to an investor rights agreement (the “IRA”) between Zoomcar and holders of Zoomcar preferred shares (the “IRA Amendment”), which was adopted on December 28, 2023. Pursuant to the IRA Amendment, subject to certain exceptions, the securities issuable in the Business Combination to each investor party thereto would be restricted from disposing of or hedging any of Company securities beneficially owned by them, including shares of Company Common Stock issuable upon exercise or conversion of any convertible securities issuable to such investors in connection with the Merger, including, without limitation, any shares of Common Stock (“Company Shares”) issuable upon the exercise of options or warrants held by them immediately after the Effective Time, or any other securities convertible into or exercisable or exchangeable for Company Shares held by them immediately after the Effective Time during the period from the date of the Closing and ending (i) as to one-third of such shares, six (6) months after the Closing, (ii) as to one-third of such shares, nine (9) months after the Closing, and (iii) as to the remainder of such shares, twelve (12) months after the Closing, provided that all of such lock-up restrictions will terminate upon completion of a liquidation, merger, capital stock exchange, reorganization or other similar transactions that result in all of Company’s stockholders having the right to exchange their shares for cash, securities or other property. The IRA Amendment provides the foregoing lock-up restrictions supersede the transfer restrictions provided for in the IRA prior to the adoption of the IRA Amendment, assuming the consummation of the Business Combination. Prior to Closing, the board of directors of Zoomcar approved an exclusion from the lock-up terms under the IRA applicable to five (5%) of the Company Shares that would have otherwise been subject to lock-up pursuant to the trading restrictions described above resulting from the adoption of the IRA Amendment.

Non-Redemption Agreement

As previously disclosed, on December 27, 2023, IOAC entered into a non-redemption agreement (the “Non-Redemption Agreement”) with each of (i) Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO, collectively, “Investor”), pursuant to which Investor withdrew its previously-tendered requests to redeem 150,000 Class A ordinary shares of IOAC in connection with the Closing of the Business Combination.

The foregoing description of the Non-Redemption Agreement is qualified in its entirety by the full text of the Non-Redemption Agreement, the form of which is filed as Exhibit 10.10 hereto and is incorporated herein by reference.

Outside the Box Capital Marketing Services Agreement

On September 28, 2023, Zoomcar entered into a marketing services agreement (the “OTB Agreement”) with Outside the Box Capital Inc. (“OTBC”) pursuant to which Zoomcar engaged OTBC to provide marketing and distribution services to the Company for an initial period of October 2, 2023, to April 2, 2024 (the “Services”). In consideration for such Services, the Company, at the Closing, issued to OTBC 20,000 shares of Common Stock based on a $3.00 per share stock price, which shares are subject to a six-month lock-up period.

The foregoing description of the OTB Agreement is qualified in its entirety by the full text of the Marketing Services Agreement, the form of which is filed as Exhibit 10.11 hereto and is incorporated herein by reference.

Amendments to Engagement Letter

On December 13, 2023, Zoomcar and J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), entered into amendments (together, the “CCM Amendments”) to that certain Engagement Letter dated as of July 18, 2022, by and among Zoomcar and CCM. Pursuant to the CCM Amendments, Zoomcar agreed to pay CCM a revised transaction fee in connection with the Business Combination in an amount equal to $4,500,000, plus reimbursable expenses incurred as of the Closing Date in the amount of $677,961, of which $56,319 was paid from the IOAC Trust Account at the Closing of the Business Combination.

Modified Deferred Underwriting Fee Payment Obligations

As previously disclosed, pursuant to the Underwriting Agreement, dated as of October 16, 2021 (as amended or modified, the “Underwriting Agreement”), entered into in connection with IOAC’s initial public offering, IOAC previously agreed to pay to Cantor Fitzgerald & Co. (“Cantor”), in Cantor’s capacity as representative of the underwriters, deferred underwriting commissions in an aggregate amount of $12,100,000, payable in cash upon consummation of IOAC’s initial business combination. Additionally, as also previously disclosed, pursuant to a letter agreement between IOAC and J.V.B. Financial Group, LLC (“J.V.B.”) dated as of March 12, 2021 (as amended or modified, the “JVB Engagement Letter”), IOAC agreed that a fee equal to 30% of the aggregate amount of the deferred underwriting commissions would be payable in cash to JVB at the closing of IOAC’s initial business combination (the “Closing”), in accordance with the terms of the JVB Engagement Letter and the Underwriting Agreement.

On December 28, 2023, IOAC, Cantor and J.V.B. (referred to as the “Holders”), in consideration of redemption levels by IOAC public shareholders, among other factors, the foregoing parties entered into a fee modification agreement (the “Fee Modification Agreement”), pursuant to which, among other things, Cantor agreed to accept, in lieu of payment of the deferred underwriting commission in cash at the Closing, an aggregate of 1,200,000 shares (the “Modified Fee Shares”), payable and delivered, at Closing, 1,000,000 Modified Fee Shares to Cantor (the “Cantor Modified Fee Shares”) and 200,000 Modified Fee Shares to J.V.B., in lieu of the cash payments otherwise deliverable at the Closing pursuant to the Underwriting Agreement and the JVB Engagement Letter, respectively.

In addition to the Company’s obligation to deliver the Modified Fee Shares to the Holders, free and clear of specified restrictions, the terms of the Fee Modification Agreement also include registration rights obligations on the part of the Company, which include obligations to use commercially reasonable efforts to file a resale registration statement on Form S-1 covering the Modified Fee Shares and to maintain the effectiveness thereof while the Holders continue to hold the Modified Fee Shares, in each case in accordance with the terms of the Fee Modification Agreement. The Fee Modification Agreement also includes a penalty provision that will require the Company to deliver to Cantor $3,000,000 in cash in the event that Cantor is unable to timely sell or transfer Cantor Modified Fee Shares due to continuing restrictions thereunder resulting from a failure by the Company to satisfy certain post-closing registration-related covenants and agreements in accordance with terms of the Fee Modification Agreement, following notice and reasonable opportunity to cure on the part of the Company.

The foregoing description of the Fee Modification Agreement is qualified in its entirety by the full text of the Fee Modification Agreement, the form of which is filed as Exhibit 10.12 hereto and is incorporated herein by reference.

Indemnification Agreements

In connection with the Closing, the Company entered into indemnification agreements (“Indemnification Agreements”) with each of the Company’s newly elected directors and newly appointed executive officers which provide that the Company will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

The foregoing description of the Indemnification Agreements is qualified in its entirety by the full text of the Indemnification Agreements, the form of which is filed as Exhibit 10.13 hereto and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

On December 19, 2023, the Business Combination was approved by IOAC’s shareholders at an extraordinary general meeting thereof (the “EGM”). Holders of an aggregate of 2,261,698 Class A ordinary shares of IOAC sold in IOAC’s initial public offering (the “public shares”) exercised their right to have such shares redeemed for a pro rata portion of the trust account holding the proceeds from IOAC’s initial public offering, calculated as of two (2) business days prior to the date of the business combination, which was $11.51 per share, or $26,032,144 in the aggregate (the “Redemption”).

Pursuant to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate merger consideration paid by IOAC to the Zoomcar security holders in connection with the Business Combination was an amount equal to $499,011,118, with outstanding Zoomcar stock options and warrants assumed by the Company included on a net exercise basis. The merger consideration included both cash consideration and consideration in the form of newly issued Common Stock.

As a result of the Business Combination, each share of Zoomcar common stock outstanding immediately prior to the Effective Time (after giving effect to the exchange of the Zoomcar preferred stock to Zoomcar common stock) was converted into the right to receive approximately 0.0284 shares of Common Stock.

Immediately following consummation of the Business Combination, including the redemption of public shares as described above, there were 42,874,108 shares of Common Stock issued and outstanding.

On December 29, 2023, shares of the Company’s Common Stock commenced trading on the Nasdaq Global Market under the symbol “ZCAR,” and the Company’s warrants commenced trading on the Nasdaq Capital Market under the symbol “ZCARW.” The continued listing of the Company’s securities on The Nasdaq Stock Market LLC (“Nasdaq”) is subject to Nasdaq’s ongoing review of the Company’s satisfaction of the applicable listing criteria.

As noted above, in connection with the Closing, an aggregate of $26,032,144 was paid from the Company’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance in the trust account immediately prior to the Closing was $767,362. The remaining amount in the trust account was used to fund certain expenses incurred in connection with the Business Combination, and the balance was delivered to the Company and will be used for general corporate purposes following the Business Combination.

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations. The Company was formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose operating assets consist of the operating assets of Zoomcar and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report, including the information incorporated herein by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements preceded by, followed by or that include the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions.

These forward-looking statements are based on information available as of the date of this Report and management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the inability to maintain the Company’s listing on Nasdaq following the Business Combination;

●	the Company’s ability to raise financing and constraints thereon that may result from terms and features of the Company’s liabilities and obligations that could impact availability of capital on favorable terms or at all;

●	the risk that the Business Combination, or the announcement of its consummation, disrupts current plans and operations;

●	the Company’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

●	the ability to recognize benefits from the Business Combination, as compared to costs and liabilities associated with the transaction and its consummation;

●	the business, operations and financial performance of the Company, including market conditions and global and economic factors beyond the Company’s control, among others;

●	costs related to the Business Combination and to operating as a public company;

●	the outcome of any legal proceedings that may be instituted against the Company following consummation of the Business Combination;

●	changes in business or other plans following consummation of the Business Combination, as a result of public shareholder redemptions, transaction costs and the effects thereof on the Company’s results of operations and previous growth plans;

●	changes in applicable laws or regulations;

●	necessary adjustments to previously forecasted results and business plans due to revised expectations and incurrence of significant liabilities associated with the Business Combination;

●	the impact of inflation and related changes in base interest rates and significant market volatility on the Company’s business, our industry and the global economy;

●	the impact of the continuing COVID-19 pandemic on the Company’s business; and

●	other risks and uncertainties indicated or incorporated by reference in this Report, including those set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 59.

Business

The information set forth in the section of the Proxy Statement entitled “Information About Zoomcar” beginning on page 255 is incorporated herein by reference.

Risk Factors

The information set forth in the section of the Proxy Statement entitled “Risk Factors” beginning on page 59 is incorporated herein by reference. The information set forth in the section of Supplement No. 2 to the Proxy Statement entitled “Updates to Risk Factors” and in the section of Supplement No. 3 to the Proxy Statement entitled “Updates to Risk Factors” on page 8 are also incorporated herein by reference.

Selected Consolidated Historical Financial and Other Information

The information set forth in the section of the Proxy Statement entitled “Selected Historical Financial Information of Zoomcar” beginning on page 52 is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information set forth in the sections of the Proxy Statement entitled “Zoomcar Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 289, is incorporated herein by reference. In addition to the foregoing, the following is management’s discussion and analysis of financial condition and results of operations for the six months ended September 30, 2023. The consolidated balance sheet for September 30, 2023, and the consolidated statements of operations for the six months ended September 30, 2023 and September 30, 2022 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this Report. In addition to our historical consolidated financial information, this discussion includes forward-looking information regarding our business, results of operations and cash flows, and contractual obligations and arrangements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this Report entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors.”

Unless the context otherwise requires, any reference in this section of this Report to Zoomcar, Inc., the “Company,” “we,” “us,” “our,” or “Zoomcar” refers to Zoomcar, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

Overview

During our fiscal year ended March 31, 2022, Zoomcar’s business model shifted from a prior business model, in which we owned and leased vehicles to our customers, to our current online peer-to-peer car sharing platform which connects Hosts with Guests. Although our platform technology was already under development for several years prior this transition and we began on-boarding Hosts to our platform before the transition was complete, until our business model changed, most of our revenue was derived from what we refer to as “short-term car rentals” and “vehicle subscriptions,” whereas, beginning in December 2021, a shift in our revenue recognition model occurred in connection with which “facilitation revenues” generated from bookings on our marketplace platform began to represent an increasing proportion of our total revenues. Our results of operations should be read and considered in light of this change, as the transition in our business model impacts the relevance and magnitude of the comparisons between the years ended March 31, 2022 and March 31, 2023, respectively, particularly in light of the fact that, under our current business model, as compared to our previous model, while our total number of bookings has increased, we also share revenues with our Hosts with respect to a larger proportion of our bookings, whereas under our prior business model, we had fewer bookings but revenue per booking to Zoomcar was higher.

Standard Booking Flow

We operate a peer-to-peer car sharing platform in emerging markets across three countries and generate revenues from bookings by Guests of vehicles listed on our platform by Hosts. Zoomcar receives a portion of the associated booking fee charged to the Guest (less any credits or discounts applied), as well as platform fees charged to Guests and Hosts and trip protection fees (which we refer to as “value-added fees”) charged to Guests; as further described below, other fees charged to Guests, such as fuel charges, are paid fully to Hosts, who also receive a revenue share equal to approximately 60% of booking fees and between 0% and 40% of certain other charges. We use our customized algorithm to price trips dynamically on the platform, leveraging our data from the millions of miles driven on our platform to intelligently price the risks of trips and the market, incorporating information about Guests informed by data we collect and Zoomcar management’s professional experience. While Hosts can opt to offer bookings at prices that are different from those the platform generates as recommendations, most Hosts tend to select the algorithmically derived pricing for their bookings. The functionality enabled by our customized pricing tools is reflected in both Guest booking fees and in the trip protection or “value-added fees” charged to Guests, who are presented with three algorithmically derived damage protection pricing options from which to choose. The revenue- generating components of a trip booked on our peer-to-peer car sharing platform include:

●	Charges to Guests: For each booking on our platform, the aggregate amount we charge the Guest consists of the upfront booking fee, value-added fees, the Guest platform fees, and certain other charges (e.g., late fees, trip extension fees, etc.). We refer to these fees collectively as the “gross booking value.” The booking fee and trip protection fees are determined algorithmically by our system at the time of booking inception, while other fees may be charged during or after the trip, depending on events arising during the trip.

●	Charges to Hosts: For each booking on our platform, we charge a “revenue share” to the Host based on a percentage of the booking fee plus other fees that are transferable to the Host. The average revenue share that Zoomcar receives from a booking on our platform is approximately 40%, with the Host retaining the remaining 60%. A typical trip on our platform may also involve reimbursements to the Host for incidental charges such as low fuel, which are charged directly to the Guest. We also provide Hosts incentives in the form of discounts related to specific factors such as listing periods and minimum host ratings. We charge Hosts minimum marketplace fees to offset the costs of installed devices.

The table below shows the fees charged to the Guest in an illustrative booked trip and the allocation of such fees to Zoomcar and the Host, respectively:

Fees Charged to Guest:	Percentage to Zoomcar:	Percentage to Host:
Upfront booking fee (less discounts and credits, incl. taxes)	Approximately 40%	Approximately 60%
Value-added fees (trip protection)	100%	0%
Guest platform fees	100%	0%
Other fees (late fees, fuel charges, trip extension)	Approximately 0 – 40%	Approximately 60 – 100%

Guest(1)

Upfront booking fee (less discounts and credits, incl taxes)	58.6
(+) Value added fees (Trip protection)	3.6
(+) Guest platform fees	0.7
(+) Other fees (Late fees, fuel charges, trip extension)	13.1
Total collected from guest (GBV)	75.9
(-) Host revenue share	-43.4
(-) Other uncollected fees(3)	-6.6
(-) Taxes	-4.7
Net Collections from Guest	21.2

Host(1)

Upfront booking fee (less discounts and credits, incl taxes)	58.6
(+) Other fees (fuel charges, trip extension, cancellation fees)	13.1
(+) Host incentives and other bonuses	3.0
(+) Host reimbursements/refunds	0.9
(-) Revenue share to Zoomcar	28.3
(-) Host marketplace fees	-1.1
Total paid to Host	46.2

Zoomcar(1)

Revenue share to Zoomcar	28.3
(+) Guest platform fee	0.7
(+) Host marketplace fees	1.1
(+) Value added fees (Trip protection)	3.6
(-) Host incentives offset against revenue	-2.3
(-) Host reimbursements/refunds	-0.9
(-) Other uncollected fees(4)	-1.6
(-) Taxes	-4.7
Total Net Revenue	24.1

Notes

(1)	Unit economics at a booking level calculated only using data from the India market. Time period considered is July to October 2022 averaged using weighted average using bookings as weights for the respective months.
(2)	For illustrative purposes it is assumed that 75% of the Host incentive is treated as a contra-revenue, with the remaining 25% treated as marketing expense consistent with GAAP treatment.
(3)	The Host’s portion of uncollected fees are transmitted to the Host.
(4)	Assumed 25% of $6.6 uncollected fees treated as an offset to Revenue, remainder in Cost of Revenue.

Key Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

	Year ended March 31,		Six months ended September 30,
(in thousands)	2023	2022	2023	2022
Booking Days	813	493	347	434
Gross Booking Value	$33,160	$21,571	$14,008	$17,721

Booking Days

We define “Booking Days” as total days (24 hours measured in minutes) that a vehicle is booked by Guests on our platform in a given period, for trips ended, net of total days relating to cancelled bookings in that period. We believe Booking Days is a key business metric to help investors and others understand and evaluate our results of operations in the same manner as our management team, as it represents a standardized unit of transaction volume on our platform in any given time period.

(1)	Refers to calendar quarters (i.e., Q2-20 = April 1 to June 30, 2020).

For the fiscal year ended March 31, 2023, Booking Days increased to approximately 813,000, compared to approximately 493,000 during the fiscal year ended March 31, 2022. This was a reflection of significantly higher trip volume on our platform during the fiscal year ended March 31, 2023, as we continued to increase our available vehicle supply after transitioning to our peer-to-peer sharing model in the prior year. Additionally, during the second calendar quarter of 2021 we saw depressed demand due to the COVID- induced shutdowns in India. The increase in Q4-22 Booking Days reflects seasonally high holiday demand, followed by a drop off in Q1-23 and a subsequent recovery in Q2-23 reflecting increased investments in brand marketing during April-June 2023. The decline in Q3-23 booking days vs. Q2-23 reflects a seasonal decline as Q2 demand typically benefits from the pre-summer holiday season in India.

Gross Booking Value

We define Gross Booking Value, or GBV, as the total dollar value of Booking Days booked on our platform, including upfront booking fee (less discounts and credits), value-added fees (i.e., trip protection fees), Guest and Host platform fees, and other charges. GBV includes applicable pass-through taxes and other fees required to be remitted to local authorities, which are excluded from net revenue. GBV is driven by the number of Booking Days and related trip pricing. Revenue from bookings is recognized ratably over the duration of the trip; accordingly, we consider GBV a “leading indicator” of revenue.

(1)	Refers to calendar quarters (i.e., Q2-20 = April 1 to June 30, 2020).
(2)	Booking days and GBV for bookings ended, excludes cancelled bookings.
(3)	GBV presented on a constant FX basis over time period presented.

The trend in GBV reflects the trend in Booking Days observed above. During the fiscal year ended March 31, 2023, GBV increased to $33.09 million, compared to $21.57 million for the fiscal year ended March 31, 2022. This was a reflection of significantly higher trip volume on our platform during the fiscal year ended March 31, 2023, as we continued to increase our available vehicle supply after transitioning to our peer-to-peer sharing model in the prior year. Additionally, during the second calendar quarter of 2021, we saw depressed demand due to the COVID-induced shutdowns in India.

Our Q2-22 GBV increase reflects the seasonal uptick in summer demand reflected in Booking Days, however Q4-22 GBV decreased versus Q3-22 despite an increase in Booking Days, due to lower realized pricing. The reduction in Q1-23 GBV also reflects the impact of lower Booking Days, and a subsequent recovery in Q2-23 GBV is driven by higher booking days due to increased investments in brand marketing during the April-June 2023 timeframe. The decline in Q3-23 GBV vs. Q2-23 reflects the sequential decline in booking days explained above.

Components of results of operations Net revenue

During the fiscal year ended March 31, 2022, we began offering a peer-to-peer car sharing platform, which enables Hosts to connect with Guests. We act as an agent under this model and thus, our primary revenue source is from recording facilitation revenue (on a net basis) for those trips fulfilled by Host vehicles. Prior to August 2021, vehicles available on our platform consisted solely of company-owned or leased vehicles that we offered for short-term rental or longer-term subscription.

Our revenue for the six months ended September 30, 2023 consists of only facilitation revenue, while revenue for the six months ended September 30, 2022 consists of short-term vehicle rentals and vehicle subscriptions in addition to facilitation revenue.

Our revenue for the years ended March 31, 2023 and March 31, 2022 consists of facilitation revenue, short-term vehicle rentals and vehicle subscriptions.

Facilitation Revenue

Support and facilitation services include assistance with execution of a lease agreement, payment facilitation, vehicle delivery, on-road assistance, prospective renter diligence and vehicle usage/location tracking (in cases of loss or theft).

Facilitation revenue consists of our share of GBV. The fees that are components of GBV are charged as a percentage of the value of certain components of the gross booking value, excluding taxes. Facilitation revenue consists of our share of the service fees charged to the Hosts, net of incentives and refunds. We collect these fees from the Guest and share a portion of the booking fee, all late fees and trip extension with the Host. On a daily basis we, or our third-party payment processors, disburse a portion of the GBV to the Host, less the fees due from the Host to us. The amounts charged for the booking fee vary based on factors such as the vehicle type, the day of the week, time of the trip, and the duration of the trip. Revenue is recognized ratably over the trip period as we satisfy our performance obligations.

We also require our Guests to choose one of three trip protection options. A per-trip amount (included in the booking fee) is charged for trip protection, which is collected upon the booking. We recognize revenue from trip protection charges over the trip completion period.

Short-Term Rentals and Vehicle Subscriptions

Prior to August 2021, vehicles available on our platform consisted solely of company-owned or leased vehicles that we offered for short-term rental or longer-term subscription. Such vehicles were available for short-term rental or for “subscription” over longer periods, from one to 24 months, in a transaction resembling a lease. The subscription amount for each month was fixed based on number of months and vehicle type subscribed. The subscription model permitted subscribers to list back the vehicle on our platform, upon which we would offer the vehicle for short-term rental and share the resulting revenue with the subscriber.

Others

We exclude from revenue taxes assessed by governmental authorities that are imposed on specific revenue- producing transactions and collected from customers/subscribers.

Cost of Revenue

Cost of revenue primarily consists of, (1) personnel-related compensation costs of local operations teams and teams that provide phone, email and chat support to users, (2) repair and maintenance expenses of vehicles, (3) vehicle site rental costs, (4) vehicle and device depreciation, (5) power and fuel charges, (6) software support and maintenance, and (7) other direct expenses. We expect that cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future to the extent that we continue to see growth on the platform. However, cost of revenue may vary as a percentage of revenue from year to year based on activity on the platform.

Technology and Development

Technology and development expense primarily consists of personnel-related compensation expenses for technology, product, and engineering teams, as well as expenses associated with our information technology and data science platforms. We expect that our technology and development expense will increase on an absolute dollar basis, but vary from period to period as a percentage of net revenue for the foreseeable future as we continue to invest in technology and development activities relating to ongoing improvements to and maintenance of our platform, including the potential hiring of additional personnel to support these efforts.

Sales and Marketing

Sales and marketing expenses primarily consist of online marketing expenses, marketing promotion expense, marketing partnerships with third parties, sales and marketing personnel compensation expenses and certain incentives and referral bonuses paid to Hosts. Sales and marketing expenses also include allocated overhead. We expect that our sales and marketing expenses will increase on an absolute dollar basis, but vary from period to period as a percentage of net revenue for the foreseeable future.

General and Administrative

General and administrative expense primarily consists of personnel-related expenses for executive management and administrative functions, including finance and accounting, legal, and human resources. General and administrative expenses also include certain travel expenses, professional service fees, including legal expenses, rent expenses, office expenses, repairs and maintenance and other expenses. We expect to incur additional general and administrative expense as a result of operating as a public company, including expenses to comply with SEC and Nasdaq listing rules and regulations, as well as increased expenses for corporate insurance, director and officer insurance, investor relations and professional services costs. We expect general and administrative expenses to increase on an absolute dollar basis but vary as a percentage of net revenue from period to period.

Finance Costs

Finance costs consist primarily of interest on vehicle loans and finance leases, note issue expenses and other borrowing costs. Costs recognized on account of fair valuation of senior subordinated convertible promissory notes and associated warrant instruments are included. In addition, it also includes cost on account of fair value of convertible note and interest on convertible note issued to Ananda small business trust in October 2022.

Gain on Troubled Debt Restructuring

Gain on troubled debt restructuring relates to gains booked in regard to restructuring our existing debt agreements with lenders.

Other Income and (Expense), Net

Other income and (expense), net consists primarily of interest income (expense), change in the fair value of preferred stock warrant, gain on modification/ termination of leases, gain (loss) on sale of assets & assets held for sale, gain(loss) on foreign currency transactions and balances, Provisions written back, payable to customers written back and other expenses.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	Year ended March 31,		Six Months Ended Sep 30,
	2023	2022	2023	2022
Net revenue	8,826,206	12,797,041	5,295,626	3,811,649
Costs and expenses
Cost of revenue	20,675,611	25,282,282	6,348,468	14,163,264
Technology and development	5,176,391	4,233,860	2,246,738	2,393,391
Sales and marketing	6,734,205	9,326,356	3,859,994	4,481,557
General and administrative	12,695,839	10,533,993	4,642,103	6,269,897
Total costs and expenses	45,282,046	49,376,491	17,097,303	27,308,109
(Loss) income from operations	(36,455,840)	(36,579,450)	(11,801,677)	(23,496,460)
Finance costs	27,570,752	3,351,077	29,884,357	1,566,257
Finance costs to related parties	64,844	110,714	25,777	68,407
Gain on troubled debt restructuring	-	(7,374,206)		-
Other income, net	(2,043,556)	(1,605,023)	(522,716)	(1,660,176)
Other income from related parties	(15,804)	(16,860)	(5,676)	(9,729)
(Loss) income before provision for income taxes	(62,032,076)	(31,045,152)	(41,183,419)	(23,461,219)
Provision for income taxes			-	-
Net (loss) income	(62,032,076)	(31,045,152)	(41,183,419)	(23,461,219)

The following table sets forth our results of operations as a percentage of net revenue:

	Year ended March 31,		Six Months Ended Sep 30,
	2023	2022	2023	2022
Net revenue	100%	100%	100%	100%
Costs and expenses
Cost of revenue	234%	198%	120%	372%
Technology and development	59%	33%	42%	63%
Sales and marketing	76%	73%	73%	118%
General and administrative	144%	82%	88%	164%
Total costs and expenses	513%	386%	323%	716%
(Loss) income from operations	-413%	-286%	-223%	-616%
Finance costs	312%	26%	564%	41%
Finance costs to related parties	1%	1%	0%	2%
Gain on troubled debt restructuring	0%	-58%	0%	0%
Other income, net	-23%	-13%	-10%	-44%
Other income from related parties	0%	0%	0%	0%
(Loss) income before provision for income taxes	-703%	-243%	-778%	-616%
Provision for income taxes	0%	0%	0%	0%
Net (loss) income	-703%	-243%	-778%	-616%

Comparison for the six months ended September 30, 2023 and six months ended September 30, 2022

Net Revenue

	Six Months Ended Sep 30,
	2023	2022	2023 to 2022 $ change	2023 to 2022 % change
Net Revenue	5,295,626	3,811,649	1,483,977	39%
Income from rentals	-	255,785	(255,785)	-100%
Revenues from facilitation services	5,295,626	3,471,350	1,824,276	53%
Other revenues	-	84,514	(84,514)	-100%

Our total net revenue for the six months ended September 30, 2023 and the six months ended September 30, 2022 was $5.30 million and $3.81 million, respectively, representing an increase of $1.48 million, or 39%. This increase primarily reflected higher revenue from facilitation services (platform bookings) in the six months ended September 30, 2023. While the number of bookings served decreased to 201,613 in the six months ended September 30, 2023 as compared to 391,787 in the six months ended September 30, 2022, Net Revenue for the six months ended September 30, 2023 still increased as the prior period was negatively impacted by higher incentive costs recorded as contra-revenue (i.e. incentive payments recorded as contra-revenue totaled $0.41 million in the six months ended September 30, 2023, as compared to $3.68 million in the six months ended September 30, 2022).

During the six months ended September 30, 2023, we did not record any income from rentals and we do not expect to record any rental revenue going forward as we have completely phased out our asset-owned rental and subscription businesses during 2022.

Costs and Expenses

(Amounts in USD)

	six months ended September 30,
	2023	2022	2023 to 2022 $ change	2023 to 2022 % change
Cost of revenue	6,348,468	14,163,264	(7,814,796)	-55%
Technology and development	2,246,738	2,393,391	(146,653)	-6%
Sales and marketing	3,859,994	4,481,557	(621,563)	-14%
General and administrative	4,642,103	6,269,897	(1,627,794)	-26%
Total costs and expenses	17,097,303	27,308,109	(10,210,806)	-37%

Cost of Revenue

Cost of revenue was $6.35 million during the six months ended September 30, 2023, as compared to $14.16 million during the six months ended September 30, 2022, a decrease of $7.81 million, or 55%. This decrease was driven by our overall company-wide efforts to drive greater operational efficiency, specifically due to $2.93 million lower personnel costs (driven by headcount reductions during the current six months period quarter), $0.94 million lower vehicle repair and maintenance costs, $0.91 million lower power and fuel costs, and $0.14 million lower rent costs.

Other costs of revenue, decreased by $3.03 million, or 77%, primarily driven by $1.35 million lower expenses related to outsourced call center costs, which was negligible in the six months ended September 30, 2023. Uncollected billings reduced by $1.24 million, or 64%, in the six months ended September 30, 2023 primarily due to policy changes resulting in the elimination of fuel reimbursements, toll fees and other guest charges which have historically contributed to high non-collection rates. Outsourced manpower costs for entities other than India has reduced by $0.13 million, or 77% in the six months ended on September 30, 2023 due to cost and efficiency initiatives.

Technology and Development

Technology and development expenses were $2.25 million during the six months ended September 30, 2023, as compared to $2.39 million during the six months ended September 30, 2022, a decrease of $0.15 million, or 6%. This decrease was primarily on account of IT platforms support costs driven by vendor rationalization efforts amounting to $0.10 million and IT and engineering headcount costs reductions of $0.05 million.

Sales and Marketing

Sales and marketing expense was $3.86 million during the six months ended September 30, 2023, as compared to $4.48 million during the six months ended September 30, 2022, a decrease of $0.62 million, or 14%. The overall decrease in the current six months period versus the prior six months period was driven by a reduction of $0.44 million, or 49%, in marketing related personnel costs and a reduction of $0.40 million, or 86%, in referral bonus costs, which were substantially reduced during the six months ended September 30, 2023.

The reductions above were offset by a $0.22 million, or 7%, increase in marketing and promotion expenses in the six months ended September 30, 2023 versus six months ended September 30, 2022 driven by additional brand marketing investments in the current period.

General and Administrative

General and administrative expenses were $4.64 million during the six months ended September 30, 2023, as compared to $6.27 million during the six months ended September 30, 2022, a decrease of $1.63 million, or 26%. This reduction was primarily due to $1.39 million reduction in ESOP costs during the six months ended September 30, 2023 and $0.51 million reduction in personnel costs driven by headcount reduction in customer support and G&A teams. In addition to the above, there is a reduction of $0.17 million related to amortization and depreciation other than vehicles, travel, operating lease cost, power and fuel, office expenses and repairs and maintenance during the six months ended September 30, 2023.

The cost reductions above were offset by an increase of $0.68 million, or 107%, in professional fees (legal and financial advisory) related to the deSPAC transaction incurred during the six months ended September 30, 2023.

Finance Costs

	Six Months Ended Sep 30,
	2023	2022	2023 to 2022 $ change	2023 to 2022 % change
Finance costs	29,884,357	1,566,257	28,318,100	1808%
Finance costs to related parties	25,777	68,407	(42,630)	-62%

Finance costs increased by $28.32 million, or 1,808%, for the six months ended September 30, 2023, as compared to the six months ended September 30, 2022, primarily due to charges of $16.66 million related to the change in fair value of senior subordinated convertible promissory notes, $10.04 million in charges related to the change in fair value of derivative warrant liability, note issuance expense of $1.56 million, and $1.0 million related to change in the fair value of convertible promissory note. These charges are all non-cash charges related to the issuance of additional tranches of our senior subordinated convertible promissory notes in the six months ended September 30, 2023. There were no such costs recorded in the prior period.

During the six months ended September 30, 2023, we recorded zero expense related to the change in fair value of preferred stock warrants, for which we had recorded a charge of $0.63 million during the six months ended September 30, 2022. During the current six months ended September 30, 2023, there was a gain associated with the change in fair value of preferred stock warrants, which was recorded in other income and expense.

Interest expense on finance leases and vehicle loans was lower by $0.34 million, or 40%, in the six months ended September 30, 2023, as compared to the six months ended September 30, 2022, due to lower loan balances and average interest rates.

Other (income) and expense, net

	Six Months Ended Sep 30,
	2023	2022	2023 to 2022 $ change	2023 to 2022 % change
Other income, net	(522,716)	(1,660,176)	1,137,460	-69%
Other (income) - from related parties	(5,676)	(9,729)	4,053	-42%

Other income decreased by $1.14 million for the six months ended September 30, 2023, as compared to the six months ended September 30, 2022, primarily due to gains of $1.47 million on sale of assets held for sale and $0.17 million related to foreign currency remeasurements both of which occurred in the six months ended September 30, 2022 that were negligible in the current six months ended September 2023 This decrease in other income, net was offset by a gain of $0.42 million on account of change in fair value of preferred stock warrant recorded in the six months ended September 30, 2023, as compared to no such gain during the six months ended September 30, 2022.

Comparison for Years Ended March 31, 2022 and March 31, 2023 Net Revenue

	Year ended March 31,
	2023	2022	2022 to 2023 $ change	2022 to 2023 % change
Short term rental revenue	165,834	12,057,401	(11,891,567)	-99%
Facilitation revenue (net)	8,586,785	589,331	7,997,454	1,357%
Other revenues	73,587	150,309	(76,722)	-51%
Net Revenue	8,826,206	12,797,041	(3,970,835)	-31%

Our total net revenue for the fiscal year ended March 31, 2023, was $8.83 million, compared to $12.80 million for the fiscal year ended March 31, 2022, a decrease of $3.97 million, or 31%.

Total revenue during the year ended March 31, 2023 is primarily comprised of facilitation revenue of $8.59 million, (net of $3.71 million in incentives paid to Hosts and Guests which are treated as reductions in facilitation revenue), as compared to facilitation revenue of $0.59 million in the year ended March 31, 2022, as our peer-to-peer platform was launched in August 2021, and a significant portion of 2022 bookings were served by self-owned inventory. Revenue from short-term rentals was $0.17 million for the year ended March 31, 2023, as compared to $12.06 million for the year ended March 31, 2022, a decrease of $11.89 million, or 99%, as substantially all the bookings during the fiscal year ended March 31, 2023 were served by Host-owned vehicles.

Other revenue was $0.07 million for the year ended March 31, 2023, as compared to $0.15 million for the year ended March 31, 2022, a decrease of $0.08 million or 51%, due to reduction in corporate booking ($0.02 million reduction) and E-Bike rentals ($0.06 million reduction) as a result of our migration to the marketplace model.

Costs and Expenses

	Year ended March 31,
			2022 to 2023	2022 to 2023
	2023	2022	$ change	% change
Cost of revenue	20,675,611	25,282,282	(4,606,671)	-18%
Technology and development	5,176,391	4,233,860	942,531	22%
Sales and marketing	6,734,205	9,326,356	(2,592,151)	-28%
General and administrative	12,695,839	10,533,993	2,161,846	21%
Total costs and expenses	45,282,046	49,376,491	(4,094,445)	-8%

Cost of Revenue

Cost of revenue was $20.68 million for the year ended March 31, 2023, as compared to $25.28 million for the year ended March 31, 2022, a decrease of $4.61 million, or 18%. This decline was driven by lower vehicle depreciation expense, which reduced to $0.34 million for the year ended March 31, 2023, as compared to $3.06 million for the year ended March 31, 2022, a decrease of $2.72 million, or 89%, and insurance costs which declined by 0.93 million, or 96% in the same period, both due to the sale and retirement of the vast majority of our self-owned vehicle fleet over the course of the year ended March 31, 2022. Other cost reductions resulted from efforts to streamline and consolidate our business operations resulting in decreases of $0.83 million in personnel costs, $2.15 million in rent expenses, $1.09 million in power and fuel costs, $0.74 million reduction in rates and taxes, and a $0.28 million reduction in repair and maintenance costs.

The cost savings above were offset by increases in India of $2.18 million on account of uncollected billings recorded as cost of revenue and $0.90 million higher call center expenses reclassified to cost of revenue in the current period, offset by a decrease in telematics cost by $0.19 million.

Our international operations (Vietnam, Egypt and Indonesia) together contributed to an increase of $1.00 million on account of call center, fleet and other telematics costs, as well as $0.17 million in technology (cloud) infrastructure costs and $0.15 million in payment gateway charges since all of these entities commenced operations during the year ending March 31, 2022 and the year ended March 31, 2023 represents a full operating year.

Technology and Development

Technology and development expenses were $5.18 million during the year ended March 31, 2023, as compared to $4.23 million during the year ended March 31, 2022, an increase of $0.94 million, or 22%. The increase consisted primarily of an increase in IT and engineering personnel expense of $0.59 million, as well as an increase of $0.36 million for our IT platforms support and infrastructure costs reflecting continued investments in our peer-to-peer sharing platform and increased global scale of operations in the year ended March 31, 2023.

Sales and Marketing

Sales and marketing expenses were $6.73 million during the year ended March 31, 2023, as compared to $9.33 million during the year ended March 31, 2023, a decrease of $2.59 million, or 27.8%. The decrease was primarily due to a decrease of $3.38 million in Host and Guest incentive costs and marketing and promotional activities in the year ended March 31, 2023, as compared to the prior year when we were investing in the launch of our peer-to-peer sharing platform in India and other geographies. This reduction was offset by $0.53 million in referral bonus expense in the year ended March 31, 2023, as compared to zero in the prior period, as well as a $0.25 million increase in marketing personnel expenses.

General and Administrative

General and administrative expenses were $12.70 million during the year ended March 31, 2023, as compared to $10.53 million during the year ended March 31, 2022, an increase of $2.16 million, or 21% The increase primarily reflected an increase in personnel costs of $1.06 million relating to the recruitment of executive management personnel, as well as individual country leadership teams as we launched and scaled up our peer-to-peer sharing platform business in India and other countries. Operating lease costs increased to $0.54 million during the year ended March 31, 2023 as compared to $0.05 million in the prior period. Professional fees increased by $0.15 million in the year ended March 31, 2023 versus the prior period driven by deSPAC related legal and advisory costs. Amortization and depreciation (other than vehicles) increased by $0.27 million and office expenses increased by $0.16 million, respectively, in the year ended March 31, 2023 versus the prior period.

Finance Costs

	Year ended March 31,
			2022 to 2023	2022 to 2023
	2023	2022	$ change	% change
Finance costs	27,570,752	3,351,077	24,219,675	723%
Finance costs to related parties	64,844	110,714	(45,870)	-41%

Finance costs increased by $24.22 million, or 723%, for the year ended March 31, 2023, as compared to the year ended March 31, 2022, primarily due to charges of $10.27 million related to the change in fair value of senior subordinated convertible promissory notes, $11.98 million in charges related to the change in fair value of derivative warrant liability and $2.40 million in note issuance discounts, all accounting (non-cash) charges associated with the issuance of senior subordinated convertible promissory notes and related warrants in March 2023. There were no such costs in the prior period.

Finance costs were offset by lower cash interest charges for vehicle loans and finance leases of $1.34 million, or 48%, for the year ended March 31, 2023 versus the year ended March 31, 2022, while finance costs to related parties decreased by $0.05 million, or 41%, over the same period primarily due to lower interest charges due to reduced outstanding loan principal balances. There were zero charges related to the change in fair value of preferred stock warrant in the year ended March 31, 2023, as compared to $0.46 million of such costs in the year ended March 31, 2022.

Gain on troubled debt restructuring

	Year ended March 31,
			2022 to 2023	2022 to 2023
	2023	2022	$ change	% change
Gain on troubled debt restructuring	—	7,374,206	(7,374,206)	-100%

Gain on troubled debt restructuring decreased to zero for the year ended March 31, 2023, as compared to $7.37 million for the year ended March 31, 2022 due to instances of loan restructuring or conversion into one-time settlements resulting in modification/restructuring gains in the prior period. There were no such gain in the current period.

Other Income and (Expense), Net

	Year ended March 31,
			2022 to 2023	2022 to 2023
	2023	2022	$ change	% change
Other income, net	2,043,556	1,605,023	438,533	27%
Other income from related parties	(15,804)	(16,860)	1,056	-6%

Other income increased by $0.44 million for the year ended March 31, 2023, as compared to the year ended March 31, 2022, primarily due to an increase in gain of $0.67 million on sale of assets including assets held for sale, $0.42 million on account of gain on account of change in fair value of preferred stock warrant offset by increase in foreign currency remeasurement cost by $0.30 million and decrease in gain on modification of finance lease and interest income by $0.24 million and $0.11 million respectively.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP financial measures help us to evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. We use the following non-GAAP financial measures, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes.

We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they provide consistency and comparability with past financial performance and assist in comparisons with other companies, some of which use similar non-GAAP financial measures to supplement their GAAP results. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered as a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies. Because of these limitations, we consider, and you should consider, our non-GAAP financial measures alongside other financial performance measures presented in accordance with GAAP. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

The following table summarizes our non-GAAP financial measures, along with the most directly comparable GAAP measure, for each period presented below.

	Year ended 31 March		Six Months Ended Sep 30,
	2023	2022	2023	2022
Gross profit /(loss)	$(11,849,405)	$(12,485,241)	$(1,052,842)	$(10,351,615)
Contribution (loss) profit	(14,227,150)	(10,911,834)	(1,289,235)	(11,999,783)
Gross margin	-134%	-98%	-20%	-272%
Contribution margin	-161%	-85%	-24%	-315%
Net (loss) income	(62,032,076)	(31,045,152)	(41,183,419)	(23,461,219)
Adjusted EBITDA	(32,105,321)	(29,510,265)	(10,673,165)	(20,543,767)

Contribution Profit (Loss) and Contribution Margin

We define contribution profit (loss) as our gross profit plus (a) depreciation expense included in cost of revenue, (b) stock-based compensation expense included in cost of revenue, (c) other general costs included in cost of revenue (rent, software support, insurance, travel); less (i) Host incentive payments and (ii) marketing and promotional expenses (excluding brand marketing).

We use contribution profit (loss) and contribution margin as indicators of the economic impact of a new booking on our platform, as they capture the direct expenses attributable to a new booking on our platform and the cost required to generate revenue. While certain contribution profit (loss) adjustments may not be non-recurring, non-cash, non-operating, or unusual, contribution profit (loss) is a metric our management and board of directors find useful, and we believe investors may find useful, in understanding the costs most directly associated with our revenue-generating activities.

Our contribution loss reduced significantly to a loss of $1.29 million during the six months ended September 30, 2023, as compared to a loss of $12.00 million during the six months ended September 30, 2022. This was a result of our overall focus on operational efficiency which reduced fulfillment costs, lower sales, marketing and incentive costs, combined with higher average trip durations which resulted in a significant reduction in per booking contribution loss.

Our contribution loss increased in the year ended March 31, 2023, as compared to the year ended March 31, 2022, primarily due to lower revenue, partially offset by reduced Host incentive payments and marketing costs associated with expanding our peer-to-peer sharing platform business in India and in other countries.

Contribution profit (loss) and contribution margin are non-GAAP financial measures with certain limitations regarding their usefulness; they should be considered as supplemental in nature and are not meant as substitutes for gross profit and gross margin, which are measures prepared in accordance with GAAP. For purposes of calculating the non-GAAP financial measures, we utilize the GAAP financial measure of gross profit, which is defined as revenue minus cost of revenue, each of which is presented in our consolidated statements of operations. Our definitions of contribution profit (loss) and contribution margin may differ from the definitions used by other companies in our industry and, therefore, comparability may be limited. In addition, other companies may not publish these or other similar metrics. Further, our definition of contribution profit (loss) does not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our contribution profit (loss) should be considered in addition to, not as a substitute for or in isolation from, gross profit prepared in accordance with GAAP.

The following tables present reconciliations of gross profit to contribution (loss) profit and gross margin to contribution margin for each of the periods indicated:

Contribution Profit / (Loss)

	Year ended 31 March		Six Months Ended Sep 30,
	2023	2022	2023	2022
Net revenue	$8,826,206	$12,797,041	$5,295,626	$3,811,6489
Cost of revenue	$20,675,611	$25,282,282	$6,348,468	$14,163,264
Gross Profit	$(11,849,405)	$(12,485,241)	$(1,052,842)	$(10,351,615)
Add: Depreciation and amortization	337,010	3,059,096	419,370	204,024
Add: Stock-based compensation	575,662	732,792	83,035	514,063
Add: Overhead costs in COR (rent, software support, insurance, travel)	1,840,149	4,859,629	739,295	940,231
Less: Host Incentives and Marketing costs (excl. brand marketing)	5,130,566	7,078,110	1,478,093	3,306,485
Less: Host incentives	2,143,199	3,463,287	275,045	1,459,254
Less: Marketing costs (excl. brand marketing)	2,987,367	3,614,823	1,203,048	1,847,231
Contribution Profit / (Loss)	(14,227,150)	(10,911,834)	(1,289,235)	(11,999,782)
Contribution margin	-161%	-85%	-24%	-315%

Adjusted EBITDA is a non-GAAP financial measure that represents our net income or loss adjusted for (i) provision for income taxes; (ii) other income and (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) gains on troubled debt restructuring; and (vi) finance costs.

We use adjusted EBITDA in conjunction with net income or loss, its corresponding GAAP measure, as a performance measure that we use to assess our operating performance and operating leverage in our business. The above items are excluded from our adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, or they are not driven by core results of operations, thereby rendering comparisons with prior periods and competitors less meaningful.

We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included adjusted EBITDA because it is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.

Our adjusted EBITDA loss has improved to a loss of $10.67 million during the six months ended September 30, 2023, as compared to a loss of $20.54 million during the six months ended September 30, 2022. This is a result of reduced fulfillment costs, lower sales, marketing and incentive costs, and greater operational efficiency. In addition, we undertook a head count rationalization exercise which reduced our overall corporate headcount and reduced overhead costs contributing to the improved EBITDA loss during the six months ended September 30, 2023, as compared the six months ended September 30, 2022.

Our adjusted EBITDA loss has increased in the year ended March 31, 2023, as compared to the year ended March 31, 2022, due to lower revenue, partially offset by lower depreciation expense and reduced Host incentive payments and marketing costs.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

●	Adjusted EBITDA does not reflect other income (expense), net, which includes interest income on cash, cash equivalents, and restricted cash, net of interest expense, and gains and losses on foreign currency transactions and balances;

●	Adjusted EBITDA excludes certain recurring non-cash charges, such as depreciation of property and equipment and amortization of intangible assets; although these are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

●	Adjusted EBITDA excludes gains on restructuring transactions, as these are non-recurring in nature;

●	Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy; and

●	Adjusted EBITDA excludes all finance charges.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

The following is a reconciliation of adjusted EBITDA to the most comparable GAAP measure, net income (loss):

Adjusted EBITDA

	Year ended 31 March		Six Months Ended Sep 30,
Adjusted EBITDA	2023	2022	2023	2022
Net (Loss) / Income	$(62,032,076)	$(31,045,152)	$(41,183,419)	$(23,461,219)
Add/ (deduct)

Depreciation and amortization	740,422	3,189,567	510,607	313,360
Stock-based compensation	3,610,097	3,879,618	617,905	2,639,333
Finance costs	27,570,752	3,351,077	29,884,357	1,566,257
Finance costs to related parties	64,844	110,714	25,777	68,407
Gain on troubled debt restructuring	-	(7,374,206)	-	-
Other income, net	(2,043,556)	(1,605,023)	(522,716)	(1,660,176)
Other income from related parties	(15,804)	(16,860)	(5,676)	(9,729)
Adjusted EBITDA	$(32,105,321)	$(29,510,265)	$(10,673,165)	$(20,543,767)

Liquidity and Capital Resources

During the six months ended September 30, 2023 and 2022, respectively, we generated negative cash flows from operations of $10.21 million and $21.86 million, respectively, reflecting greater operating cost efficiencies and reduced overhead expenditures. During the years ended March 31, 2023 and 2022, we generated negative cash flows from operations of $36.27 million and $31.66 million, respectively, resulting primarily from expenses associated with our investment in the new platform business model and its expansion.

As of September 30, 2023 our cash and cash equivalents totaled $3.85 million, consisting of cash on hand, fixed deposits and other bank balances. As of March 31, 2023 and 2022, our cash and cash equivalents were $3.69 million and $26.78 million, respectively, consisting of cash on hand, fixed deposits and other bank balances.

Our primary uses of cash are to fund our operations as we continue to grow and expand our business in additional geographies. We will require a significant amount of cash for product development as we invest in our technology. We expect that our sales and marketing, general and administrative, and research and development expenses will continue to increase as we increase our sales volume, expand our marketing efforts, increase our internal sales force to drive increased sales of our technology and continue research and development efforts to further enhance our products.

In October 2022, we entered into a Business Combination Agreement (BCA) for merger with Innovative International Acquisition Corp. In October 2022, we entered into a note purchase agreement with Ananda small business trust, an affiliate of the SPAC sponsor. Ananda small business trust has purchased notes worth $10 million. Additionally, pursuant to signing the BCA, the Company has entered into a warrant and convertible note agreement in February 2023 with new investors and has raised a total of $21.28 million (before fees) as of August 16, 2023 (which will convert at a discount in the deSPAC or in a qualified financing) and the company is in the process of raising additional funds via the same convertible note.

Our future capital requirements will depend on many factors, including, but not limited to, our growth, our ability to attract and retain Hosts and Guests, and the scope of future sales and marketing activities.

Our ability to fund our operations and capital expenditures will depend on our ability to generate cash from operating activities, which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We anticipate raising adequate liquidity via our deSPAC process to adequately fund future capital needs.

Financing Arrangements

We have financed our operations through revenue generated from sales, borrowings, and issuance of senior subordinated convertible promissory notes, convertible preferred stock and convertible notes.

Series E Preferred Stock and Warrants

During March 2021, we had an initial closing of our private placement offering and issued 14,994,152 shares of Series E preferred stock and warrants to purchase 14,994,152 shares of common stock at a combined price of $2.50 per unit. Subsequently, in April 2021 and May 2021, we further issued 15,005,368 shares of Series E preferred stock and warrants to purchase 15,005,368 shares of common stock at a combined price of $2.50 per unit.

Series E-1 Preferred Stock

On August 17, 2021, we issued 5,020,879 shares of Series E-1 preferred stock at a price of $3.50 per share.

Debentures and Other Borrowings from Financial Institutions

We have obtained loan facilities from various financial institutions during earlier time periods, which remained outstanding as of September 30, 2023.

Convertible Promissory note

On October 13, 2022, we raised $10,000,000 by issue of a convertible promissory note.

Senior Subordinated Convertible Promissory Note (‘SSCPN’) and Warrants

During March 2023, we have raised $8,109,954 against issuance of SSCPN and Warrants, Subsequently, during the six months ended September 30, 2023 the company raised $ 13,175,027 against issuance of SSCPN and Warrants.

The following table summarizes our cash flows for the periods presented:

	Year ended 31 March		Six Months Ended Sep 30,
Statements of Cash Flows Data:	2023	2022	2023	2022
Net cash (used in) provided by operating activities	(36,269,517)	(31,655,048)	(10,214,140)	(21,862,662)
“Net cash flows generated/(used) from investing activities”	3,904,131	2,591,230	(73,180)	3,278,215
Net cash generated/(used) from financing activities"	9,586,814	26,832,929	10,602,899	(4,227,038)
Effect of foreign exchange on cash and cash equivalents.	(318,478)	(47,367)	(155,777)	(397,231)
Net increase/(decrease) in cash and cash equivalents	(22,778,572)	(2,230,889)	315,579	(22,811,485)

Operating Activities

Net cash used in operating activities was $10.21 million and $21.86 million for the six months ended September 30, 2023 and September 30, 2022, respectively. The decrease in cash utilized for the six months ended September 30, 2023 as compared to the six months ended September30, 2022 resulted primarily from:

(a)	An increase in revenue from operations of approximately 39%

(b)	Lower operating expenses for sales, marketing, incentives and lower corporate overheads.

(c)	Net decrease (benefit) in working capital of $0.86 million in the six months ended September 30, 2023, as compared to a $0.52 million increase (cost) in working capital in the six months ended September 30, 2022.

Net cash used in operating activities was $36.27 million and $31.66 million for the years ended March 31, 2023 and March 31, 2022, respectively. The increase in cash utilized for the year ended March 31, 2023 compared March 31, 2022 resulted primarily from:

(a)	A decrease in revenue from operations of approximately 31%, which was only partially offset by reductions in operating expenses (excluding depreciation and amortization).

(b)	Net increase (cost) in working capital of $2.36 million, as compared to a net decrease (benefit) in working capital of $0.68 million in the prior year.

Investing Activities

Net cash used in investing activities totaled $0.07 million for the six months ended September 30, 2023 as compared to net cash generated of $3.28 million for the six months ended September 30, 2022. The decrease is largely attributable to negligible proceeds from sales of legacy vehicle, property, plant & equipment in the most recent six months versus $3.25 million of inflows from vehicle sales in the six months ended September 30, 2022 and lower proceeds of $ 0.07 million from maturity of fixed deposits for the six months ended September 2023 as compared to $0.34 million for the six months ended September 2022, offset by $0.15 million lower investments in fixed deposits and $ 0.07 million proceeds from sale of assets in the most recent six months ended September 30, 2023 versus in the six months ended September 30, 2022.

Net cash generated from investing activities totaled $3.90 million and $2.59 million for the years ended March 31, 2023 and March 31, 2022, respectively. The increase in cash generated for the year ended March 31, 2022, compared to March 31, 2022 is largely attributable to higher proceeds from legacy vehicle sales and lower purchases of property and equipment.

Financing Activities

Net cash generated in financing activities was $10.60 million for the six months ended September 30, 2023 as compared to negative $4.23 million for the six months ended September 30, 2022. The increase was primarily due to net inflows of $13.18 million from issuance of senior subordinated convertible promissory notes in the six months ended September 30, 2023, versus. zero issuances in the six months ended September 30, 2022. Additionally, during the six months ended September 30, 2023 we repaid only $1.01 million of debt and lease obligations, versus $4.23 million in the six months ended September 30, 2022 offset by $ 1.56 million payments towards note issuance cost for the six months ended September 30, 2023 versus no payment towards issuance cost in the six months ended September 30, 2022

Net cash generated in financing activities was $9.59 million for the year ended March 31, 2023, as compared to $26.8 million for the year ended March 31, 2022. The decrease was primarily due to zero issuances of preferred securities, as compared to $48.4 million in the year ended March 31, 2022. During the year ended March 31, 2023, we raised approximately $10.0 million from issuance of a promissory note to Ananda Trust and $7.15 million in net proceeds from issuance of senior subordinated convertible promissory notes.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business.

Below is a table that shows our contractual lease obligations as of September 30, 2023:

	Six months ended September 30, 2023
Maturities of lease liabilities are as follows:	Operating Leases	Finance Leases
2024	$240,258	$1,309,595
2025	457,525	2,078,417
2026	346,655	3,012,684
2027	363,508	664,370
2028	381,203	—
Thereafter	399,783	—
Total Lease Payments	2,188,932	7,065,066
Less : Imputed Interest	607,594	1,016,411
Total Lease Liabilities	$1,581,338	$6,048,655

Borrowings

As at	September 30, 2023
Current
Non-convertible debentures
7.7% Debentures	$411,487
Term loans
- from non-banking financial companies (NBFCs)	1,172,369
- from related parties (NBFCs)	989,820
2,573,676
Non Current
Term Loans
- from non-banking financial companies (NBFCs)	$2,104,194
2,104,194

Total maturity as of September 30, 2023 is as follows:

Year ending March 31,

2024 (October 1, 2023 till March 31, 2024)	$2,124,904
2025	819,633
2026	488,161
2027	903,819
2028	341,354
$4,677,871

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a material penalty are not included in the table above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Contingencies

The Company is subject to legal proceedings and claims that arise in the ordinary course of business. The Company accrues for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change.

Claims filed against the Company by customers and third-parties not acknowledged as liability amounted to $4,854,413 and $4,639,473 as of September30, 2023 and March 31, 2023, respectively. These claims have been made for personal injuries (customer and/or third parties) and amounts charged to customers by the Company as damages for improper use of vehicles and/or physical damages made to vehicles during an active trip. The Company has procured third-party insurance policies for fleet under its management which indemnifies against personal death and/or injuries suffered either by the customer or third-parties during the use of its vehicles. Based on the insurance coverage, the Company is confident that liability, if any, arising from these claims will be covered by the insurance. While uncertainties are inherent in the final outcome of these matters, the Company believes, that the disposition of these proceedings will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financials are described below.

Stock-Based Compensation

The Company accounts for stock-based compensation expense in accordance with the fair value recognition and measurement provisions of US GAAP, which requires compensation cost for grant-date fair value of stock-based awards to be recognized over the requisite service period. The Company includes a forfeiture estimate in the amount of compensation expense being recognized based on the Company’s estimate of equity instruments that will eventually vest. The fair value of stock-based awards, granted or modified, is determined on the grant date at fair value, using appropriate valuation techniques.

The Company records stock-based compensation expense for service-backed stock options over the requisite service period, which ranges from 6 months to 4 years.

For stock options with service-based vesting conditions only, the valuation model, typically the Black- Scholes option-pricing model, incorporates various assumptions including expected stock price volatility, expected term, and risk-free rates. Stock options with graded vesting the fair-value-based measure is estimated of the entire award by using a single weighted-average expected term. The Company estimates the volatility of common stock on the date of the grant based on weighted-average historical stock price volatility of comparable publicly traded companies in its industry group. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant with a term equal to the expected term. The Company estimates the term based on the simplified method for employee stock options considered to be “plain vanilla” options as the Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate the expected term. The expected dividend yield is 0.0% as the Company has not paid and does not anticipate paying dividend on its common stock.

The Company estimates a forfeiture rate on an annual basis for the purpose of computation of stock- based compensation expense. The rate is used consistently across the subsequent interim periods during the year.

Warrants

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the condensed consolidated balance sheets. In accordance with ASC 815-40, Derivatives and Hedging — Contracts in the Entity’s Own Equity (ASC 815-40), the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met. A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or adjustments to exercise price. If a warrant is not indexed to the Company’s equity or it has net cash settlement that results in the warrants to be accounted for under ASC 480, Distinguishing Liabilities from Equity, or ASC 815-40, it is classified as a derivative liability which is carried on the condensed consolidated balance sheet at fair value with any changes in its fair value recognized currently in the condensed consolidated statement of operations.

During the year, the Company has issued warrants along with Notes as defined in “Convertible Promissory Notes and Senior Subordinated Convertible Promissory Note (SSCPN)” policy and also as consideration to placement agents for the issuance of SSCPN which are classified as derivative instruments, refer to note 32.

The Company also has preferred stock and common stock warrants (as described below) issued during the year ended March 31, 2022 and are classified as liabilities and equity respectively.

Each unit of Series E preferred stock issued by the Company consists of one Series E preferred stock and a warrant which entitle the holder to purchase one share of common stock of the Company on the satisfaction of certain conditions. Warrants are also issued to placement agencies of Series E and Series E1. Warrants issued to placement agencies include the following two categories: a) warrants to purchase common stock of the company; and b) warrants to purchase Series E and Series E1 shares.

Warrants to be converted into common stock:

The Company’s warrants to purchase common stock are classified as equity on the condensed consolidated balance sheets. Upon issuance of the warrant, the Company allocated a portion of the proceeds from the sale of its preferred stock to the warrant based on the relative fair values of warrants and preferred stock.

Warrants to be converted into preferred stock:

The Company’s warrants to purchase convertible preferred stock are classified as a liability on the condensed consolidated balance sheets and held at fair value because the warrants are exercisable for contingently redeemable preferred stock, which is classified outside of stockholders’ deficits.

The warrant liability is subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of finance costs. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.

Warrants issued along with SSCPN:

The warrants issued along with the SSCPN satisfy the definition of a derivative in accordance with ASC 815-10-15-83 since it contains an underlying, has payment provisions, can be net settled and has a very minimal initial net investment. Accordingly, the derivatives are measured at fair value and subsequently revalued at each reporting date. Refer to note 15.

Financial liabilities measured at fair value

Convertible Promissory notes and Senior Subordinated Convertible Promissory Note (SSCPN)

On April 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2020-06 that simplifies the accounting for convertible instruments. ASU 2020-06 (i) reduced the number of accounting models for convertible instruments, by eliminating the models that require separation of cash conversion or beneficial conversion features from the host and (ii) revised the derivative scope exception and (iii) provided targeted improvements for Earnings Per Share (“EPS”). The adoption of ASU 2020-06 did not have a material impact on the Company’s outstanding convertible debt instruments as of April 1, 2022.

The Company has issued convertible promissory notes and senior subordinated convertible promissory notes (“Notes”), it evaluates the balance sheet classification to determine whether the instrument should be classified either as debt or equity, and whether the conversion feature should be accounted for separately from the host instrument. According to ASC 480-10-25-14, the notes are classified as liabilities because the Company intends to settle them by issuing variable number of shares with a fixed and known monetary value at the time of inception. The Company evaluates the conversion feature of notes would be separated from the instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. However, the Company has elected fair value option for all notes, as discussed below and thus does not bifurcate the embedded conversion feature.

Fair Value Option Election

The Company accounts for Convertible Promissory notes and Senior Subordinated Convertible Promissory Note and convertible promissory notes issued under the fair value option election of ASC 825, Financial Instruments (“ASC-825”) as discussed below.

The convertible promissory notes accounted for under the FVO election are a debt host financial instruments containing conversion features which would otherwise be required to be assessed for bifurcation from the debt-host and recognized as separate derivative liabilities subject to measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the “fair value option” (“FVO”) election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized under Finance costs shown as “Change in fair value of convertible promissory note” and “Change in fair value of senior subordinated convertible promissory note” in the accompanying condensed consolidated statement of operations. With respect to the above convertible promissory notes, as provided for by ASC 825-10-50-30(b), the estimated fair value adjustment is presented as a separate line item in the accompanying condensed consolidated statement of operations, since the change in fair value of the convertible promissory notes payable was not attributable to instrument specific credit risk.

Recent Accounting Pronouncements

Accounting Pronouncement Adopted

In July 2023, the FASB issued ASU 2023-03 - Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718). The ASU amends or supersedes various SEC paragraphs within the Codification to conform to past SEC announcements and guidance issued by the SEC. The ASU is effective immediately upon issuance and did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Pronouncement Pending Adoption

In March 2023, the FASB issued ASU 2023-01 — Leases (Topic 842): Common Control Arrangements, which provides a practical expedient for certain companies to consider the written terms and conditions to determine the existence of a lease and it’s corresponding accounting and classification, if any. The ASU also addresses the accounting for leasehold improvements associated with leases between companies of common control transactions which is applicable to all entities. The ASU is effective for fiscal years beginning after December 15, 2023. Early adoption is permitted for both interim and annual financial statements that have not yet been issued. The Company is currently evaluating the impact of this ASU on its condensed consolidated financial statements.

There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its condensed consolidated financial statements or disclosures.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in inflation and foreign currencies. Such fluctuations to date have not been significant.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies, primarily Indian Rupees, U.S. Dollars, Singapore Dollars, Euros, Indonesian Rupiah and Vietnamese Dong. Revenue as well as costs and expenses denominated in foreign currencies expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. Dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in currencies other than the U.S. Dollar, primarily Indian Rupees. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. Dollars. Our foreign currency risk is partially mitigated as our entities that primarily recognize revenue in currencies other than the U.S. Dollar incur expenses in the same underlying currencies and, as such, we do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition. We have experienced, and will continue to experience, fluctuations in our net loss or income as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. These items are presented within Other income (expense), net, in our consolidated statements of operations.

We are also exposed to foreign exchange rate fluctuations as we translate the financial statements of our foreign subsidiaries into U.S. Dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the financial statements of our foreign subsidiaries into U.S. Dollars would result in a gain or loss recorded as a component of accumulated other comprehensive income (loss), which is part of stockholders’ deficit.

Properties

The Company’s principal executive office is located at Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India 560008 where we lease approximately 19,200 sq ft within a multi-tenant building pursuant to a lease agreement that expires in February 2029. We also lease office space in Jakarta, Indonesia and Cairo, Egypt. We believe our facilities are adequate and suitable for our current needs, and that should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Common Stock as of the Closing Date by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

●	each of the Company’s named executive officers and directors; and

●	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 62,874,774 shares of Common Stock issued and outstanding as of the Closing Date, after giving effect to the distribution of the Earnout Shares.

In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India 560008. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Ownership Table

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock	%
Directors and Executive Officers
Gregory Moran(2)	227,543	*
Geiv Dubash	--	--
Hiroshi Nishijima	--	--
Mohan Ananda	7,008,172	11.1%
David Ishag	6,778	*
Graham Gullans(3)	266,191	*
Madan Menon	162,500	*
Evelyn D’An	--	--
Swatick Majumdar	--	--
All directors and executive officers as a group (9 individuals)	7,671,184	12.2%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Anjaneya Techno Park, No.147, 1st Floor, Kodihalli, Bangalore, India.

(2)	Includes shares subject to options that are exercisable as of December 29, 2023 or will become exercisable within 60 days after December 29, 2023.

(3)	Includes shares subject to options that are exercisable as of December 29, 2023 or will become exercisable within 60 days after December 29, 2023. Also includes an aggregate of shares held of record by SuperZoom I LLC, SuperZoom II LLC and SuperZoom III LLC. Mr. Gullans is the manager of each of these entities and may be deemed to be the beneficial owner of shares held by them.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the Closing, including biographical information regarding these individuals, is set forth in the Proxy Statement in the section entitled “Management of New Zoomcar following the Transaction” beginning on page 309, which information is incorporated herein by reference.

At the EGM, IOAC’s shareholders elected the following individuals to serve as directors of the Company, effective upon consummation of the Business Combination: David Ishag and Swatick Majumdar to serve as Class I directors whose terms expire at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal, Mohan Ananda and Madan Menon to serve as Class II directors whose terms expire at the annual meeting of stockholders to be held in 2025 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal, and Greg Moran, Graham Gullans and Evelyn D’An to serve as Class III directors whose terms expire at the annual meeting of stockholders to be held in 2026 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s Board has determined that each of Graham Gullans, David Ishag, Evelyn D’An and Madan Menon is an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Board considered the current and prior relationships that each non-employee director had with Zoomcar and has with the Company and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Committees of the Board of Directors

The standing committees of Company’s Board consists of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee following the Business Combination is set forth below.

Audit Committee

The Company’s Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Evelyn D’An, Graham Gullans and Madan Menon, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Ms. D’An will initially serve as chair of the Audit Committee. The Company’s Board has determined that Ms. D’An qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The Company’s Compensation Committee consists of Graham Gullans, Evelyn D’An and Madan Menon, each of whom is an independent director under Nasdaq’s listing standards, and Mr. Gullans will initially serve as chair of the Compensation Committee.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee consists of Madan Menon and David Ishag, each of whom is an independent director under Nasdaq’s listing standards, and Mr. Menon will initially serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, are specified in the Nominating and Corporate Governance Committee Charter.

Executive Officers

On the Closing Date, the following persons were appointed to serve as the Company’s executive officers:

Name	Office
Greg Moran	Chief Executive Officer
Geiv Dubash	Chief Financial Officer
Hiroshi Nishijima	Chief Operating Officer

In connection with the Closing, each of the Company’s executive officers prior to the Closing resigned from his or her respective position as an executive officer of the Company, in each case effective as of the effective time of the Merger.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board.

Executive Compensation

The compensation of the Company’s named executive officers who served before the consummation of the Business Combination is described in the Proxy Statement in the section entitled “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal-Year-End Table” beginning on pages 316 and 321, respectively, which information is incorporated herein by reference.

Effective upon the Closing, Zoomcar India amended and restated the existing employment agreements with each of the Company’s CEO, CFO and COO. The amended and restated employment agreements governs the terms of continuing employment with Zoomcar India and also provide that each executive agrees to serve as an executive officer of the Company following the completion of the Business Combination without additional compensation. Below is a summary of the material updates to each of the amended and restated employment agreements, each of which became effective upon the completion of the Business Combination, and copies of which are filed as Exhibits 10.14, 10.15, and 10.16, respectively, to this Report, and are incorporated herein by reference.

Amended and Restated Agreement with Chief Executive Officer

The annual base salary for Mr. Moran is $332,500, plus an annual variable pay opportunity of up to $17,500. Mr. Moran will be eligible for a one-time supplemental bonus of $100,000, payable six months following the amended and restated employment agreement becoming effective. Subject to the approval of the compensation committee of the Company’s Board, Mr. Moran will be granted restricted stock units equal to 8% of the aggregate number of Common Stock issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). The RSUs will vest over three years, with three-fourths of the RSUs vesting on the first anniversary of the Closing Date and the remaining one-fourth of the RSUs vesting monthly thereafter, subject to Mr. Moran’s continued service with the Company through each vesting date.

Amended and Restated Agreement with Chief Financial Officer

The annual base salary for Mr. Dubash is $313,500, plus an annual variable pay opportunity of up to $16,500. Mr. Dubash will be eligible for a one-time supplemental bonus of $30,000, payable shortly following the amended and restated employment agreement becoming effective. Subject to the approval of the compensation committee of the Company’s Board, Mr. Dubash will be granted restricted stock units equal to 0.25% of the aggregate number of Common Stock issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). The RSUs will vest over three years, with one-half of the RSUs vesting on the first anniversary of the Closing Date and the remaining one-half of the RSUs vesting monthly thereafter, subject to Mr. Dubash’s continued service with the Company through each vesting date.

Amended and Restated Agreement with Chief Operating Officer

The annual base salary, annual variable pay opportunity, and supplemental bonus remains the same for Mr. Nishijima, as contracted in his May 2, 2022, employment agreement. Subject to the approval of the compensation committee of the New Zoomcar Board, Mr. Nishijima will be granted restricted stock units equal to 0.25% of the aggregate number of Common Stock issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). The RSUs will vest over three years, with one-half of the RSUs vesting on the first anniversary of the Closing Date and the remaining one-half of the RSUs vesting monthly thereafter, subject to Mr. Nishijima’s continued service with the Company’s through each vesting date.

On December 19, 2023, the stockholders of the Company approved the Zoomcar Holdings, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”), which become effective upon the Closing. The material terms of the Incentive Plan are described in the Proxy Statement in the section entitled “Proposal No. 7 - The Incentive Plan Proposal” beginning on page 208, which information is incorporated herein by reference. The Company has initially reserved 9,431,116 shares of Common Stock for the issuance of awards under the Incentive Plan (“Initial Limit”). The Initial Limit represents 15% of the aggregate number of shares of the Company’s Common Stock outstanding immediately after the Closing and is subject to increase each year.

Director Compensation

A description of the compensation of the Company’s directors before the consummation of the Business Combination is set forth in the Proxy Statement in the sections entitled “Information about IOAC – Executive Officers and Director Compensation” and “Director Compensation of Zoomcar” beginning on pages 241 and 323, respectively, and that information is incorporated herein by reference.

A description of the compensation of the Company’s directors after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Director Compensation of Zoomcar” beginning on page 323, and that information is incorporated herein by reference.

Certain Relationships and Related Transactions

The information set forth in the section of the Proxy Statement entitled “Certain Relationships and Related Transactions” beginning on page 329 and the information set forth under the heading “Amended and Restated Registration Rights Agreement” in Item 1.01 of this Report is incorporated herein by reference.

Related Party Transactions

In connection with the consummation of the Business Combination, the Company entered into agreements and, in some cases, consummated transactions, with the IOAC Sponsor and with Ananda Trust, as described above.  Ananda Trust, as previously disclosed, is an affiliate of the IOAC Sponsor. Further, the Trustee and control person with regard to Ananda Trust, Mohan Ananda, was, prior to the Closing, Chief Executive Officer and Chairman of the board of directors of Innovative; further, Mr. Ananda is a director of the Company Board and serves as the Company Board’s current chairman.  Mr. Ananda’s beneficial ownership over Company securities after the Business Combination is further described under the heading “Beneficial Ownership Table” above.  Additionally, Mr. Ananda may become the beneficial owner of additional Company securities in the future, upon exercise or conversion of certain convertible instruments, as a result of distributions by the IOAC Sponsor or in the event that Ananda Trust purchases or is issued additional Company securities.  If Ananda Trust directly or indirectly acquires additional Company securities, Mr. Ananda’s voting control and influence over the Company may increase; additional securities issuances or exercises or conversions of existing convertible securities may also dilute the interests and voting rights of other stockholders on a proportionate basis.  There are risks associated with affiliate financings and related party transactions generally, including, without limitation, that such arrangements may be on terms that are different from, and potentially less favorable to the Company and its stockholders than, terms that may have resulted from arm’s length negotiations.  Investors should review carefully the risk factors incorporated by reference herein and risk factors and disclosure about related party transactions that the registrant expects to include in future filings with the SEC, as applicable.

Director Independence

Nasdaq listing standards require that a majority of the members of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Company currently has four “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules and as determined by the board of directors using its business judgment.

Legal Proceedings

Information about legal proceedings is set forth in the section of the Proxy Statement entitled “Information About Zoomcar - Legal Proceedings” on page 289, which information is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information regarding holders of the Company’s securities is set forth under “Description of the Company’s Securities” below.

Following the Closing, on December 29, 2023, the Common Stock and publicly traded warrants began trading on Nasdaq under the symbols “ZCAR” and “ZCARW,” respectively. The warrants may be delisted from Nasdaq if there is not a sufficient number of round lot holders within 15 days after the consummation of the Business Combination, and if delisted, may be quoted on the OTC Bulletin Board or OTC Pink, an inter-dealer automated quotation system for equity securities that is not a national securities exchange. The public units of IOAC automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security.

The Company has not paid any cash dividends on its shares of its common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth below under Item 3.02 of this Report concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of the Company’s Securities

The Company has authorized 260,000,000 shares of capital stock, consisting of (a) 250,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of the Company’s common stock are fully paid and non-assessable. As of the Closing Date, there were 42,875,365 shares of Common Stock outstanding, no shares of preferred stock outstanding, and 47,437,620 warrants outstanding.

In addition, pursuant to the terms of the Merger Agreement, the Company has assumed all options and warrants of SH that were outstanding but unexercised or not settled at the Closing Date.

Indemnification of Directors and Officers

The information set forth in Item 1.01 of this Report is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth in Item 2.01 of this Report is incorporated herein by reference.

Financial Statements, Supplementary Data and Exhibits

The information set forth in Item 9.01 of this Report is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

Prior to and in connection with consummating the Business Combination, the registrant issued securities to, among other parties, Ananda Trust, pursuant to the Ananda Trust Signing Subscription Agreement and the Ananda Trust Closing Subscription Agreement, among other arrangements, to the IOAC Sponsor, to certain Vendors in respect of transaction expenses, as consideration for services or pursuant to advisory agreements, and as otherwise described above in relevant sections of this Report (such securities, collectively, the “Closing Issuances”). The securities issued in such Closing Issuances were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 3.03 Material Modification to Rights of Security Holders.

On the Closing Date, the Company filed the Amended and Restated Certificate of Incorporation of the Company (the “A&R Certificate”) with the Secretary of State of the State of Delaware. The material terms of the A&R Certificate and the general effect upon the rights of holders of the Company’s capital stock are described in the sections of the Proxy Statement entitled “Proposal No. 4 - The Organizational Documents Proposal,” beginning on page 199, which information is incorporated herein by reference. A copy of the A&R Certificate is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, upon the Closing, pursuant to the terms of the Merger Agreement, the Company amended and restated its bylaws. A copy of the Company’s Amended and Restated Bylaws is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On December 29, 2023, the Board dismissed Marcum LLP (“Marcum”), the Company’s independent registered public accounting firm. Marcum’s report on IOAC’s financial statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and the period from March 22, 2021 (inception) through December 31, 2021, contained an explanatory paragraph relating to going concern, but otherwise did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the period from March 22, 2021 (inception) through September 30, 2023, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Marcum is attached as Exhibit 16.1 to this Report.

On December 29, 2023, the Board approved the engagement of Grant Thornton Bharat LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending March 31, 2024, effective immediately. The Audit Committee of the Board is expected to ratify the dismissal of Marcum and the engagement of Grant Thornton shortly. The change will be effective upon Grant Thornton's completion of its standard client acceptance process and execution of an engagement letter.

During the period from March 22, 2021 (inception) through September 30, 2023, neither IOAC, nor any party on behalf of IOAC, consulted Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on IOAC’s financial statements, and no written report or oral advice was provided to IOAC by Grant Thornton that was an important factor considered by IOAC in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or a reportable event, each as defined above.

Item 5.01 Changes in Control of the Registrant.

The information set forth in the “Introductory Note” and in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers before and after the consummation of the Business Combination is set forth in the Proxy Statement in the sections entitled “Information about IOAC – Management” beginning on page 238, “Management of New Zoomcar Following the Business Combination” beginning on page 309, and “Proposal No. 8 - The Director Proposal” beginning on page 215, which are incorporated herein by reference.

The information regarding the Company’s officers and directors set forth under the headings “Directors and Executive Officers” and “Executive Compensation” in Item 2.01 of this Report is incorporated herein by reference.

Director Compensation

The information set forth under the heading “Director Compensation” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 of this Report is incorporated herein by reference.

In connection with the Closing, the Company changed its fiscal year end from December 31 to March 31.

Item 5.06 Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by the Company’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company upon the Closing. The material terms of the Business Combination are described in the section of the Proxy Statement entitled “Proposal No. 3 - The Business Combination Proposal” beginning on page 174, which information is incorporated herein by reference.

Item 8.01 Other Events

On December 28, 2023, the parties issued a joint press release announcing the completion of the Business Combination, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The audited consolidated financial statements of Zoomcar, Inc. as of March 31, 2023 and 2022 and for the years then ended are included in the Proxy Statement beginning at page F-68 and are incorporated herein by reference.

The unaudited consolidated financial statements of Zoomcar, Inc. as of September 30, 2023 and for the six months then ended are included in the Current Report on Form 8-K filed as Exhibit 99.1 on December 13, 2023 and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet and statements of operations of the Company as of September 30, 2023 is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

(c) Exhibits

EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date
2.1+	Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022, by and among Innovative International Acquisition Corp., Zoomcar, Inc. and the other parties thereto.	8-K	2.1	October 19, 2022
2.2	First Amendment to the Agreement and Plan of Merger and Reorganization, dated as of December 29, 2023 by and among Innovative International Acquisition Corp., Zoomcar, Inc. and the other parties thereto.	8-K	2.1	January 2, 2024
3.1*	Amended and Restated Certificate of Incorporation of Zoomcar Holdings, Inc.
3.2*	Amended and Restated Bylaws of Zoomcar Holdings, Inc.
10.1	Subscription Agreement, dated as of October 13, 2022, by and between Innovative International Acquisition Corp. and Ananda Small Business Trust.	8-K	10.4	October 19, 2022
10.2	Sponsor Support Agreement, dated as of October 13, 2022, by and among Innovative International Acquisition Corp., Innovative International Sponsor I LLC and Zoomcar, Inc.	8-K	10.3	October 19, 2022
10.3	Form of Stockholder Support Agreement.	8-K	10.1	October 19, 2022
10.4	Form of Lock-Up Agreement.	8-K	10.2	October 19, 2022
10.5	Subscription Agreement, dated as of December 19, 2023, by and between Innovative International Acquisition Corp. and Ananda Small Business Trust.	8-K	10.1	December 19, 2023
10.6*	Securities Purchase Agreement, dated as of December 28, 2023, by and among Zoomcar Holdings, Inc., Zoomcar, Inc. and ACM Zoomcar Convert LLC.
10.7*	Unsecured Convertible Note Due December 28, 2028, of Zoomcar Holdings, Inc.
10.8*	Registration Rights Agreement, dated as of December 28, 2023, between Zoomcar Holdings, Inc. (f/k/a Innovative International Acquisition Corp.) and ACM Zoomcar Convert LLC.
10.9*	Amended and Restated Registration Rights Agreement, dated December 28, 2023, by and among Zoomcar Holdings, Inc. (f/k/a Innovative International Acquisition Corp.), Innovative International Sponsor I LLC, the undersigned parties listed under IOAC Holders, Zoomcar Holders and Additional Zoomcar Holders on Schedule A thereto.
10.10	Non-Redemption Agreement dated as of December 27, 2023 by and among Innovative International Acquisition Corp. and the investor thereto.	8-K	10.1	December 28, 2023
10.11*	Marketing Services Agreement, dated September 28, 2023, by and between Outside the Box Capital Inc. and Zoomcar Limited.
10.12*	Fee Reduction Agreement, dated December 28, 2023, by and among Innovative International Acquisition Corp., Cantor Fitzgerald & Co., and J.V.B Financial Group, LLC.
10.13*	Form of Indemnification Agreement.
10.14*	Amended and Restated Employment Agreement, dated December 22, 2023, by and between Zoomcar India Private Limited and Greg Moran.
10.15*	Amended and Restated Employment Agreement, dated December 23, 2023, by and between Zoomcar India Private Limited and Geiv Dubash.
10.16*	Amended and Restated Employment Agreement, dated December 27, 2023, by and between Zoomcar India Private Limited and Hiroshi Nishijima.
10.17*	Zoomcar Holdings, Inc. 2023 Equity Incentive Plan.
16.1*	Letter from Marcum LLP.
21.1*	Subsidiaries of Zoomcar Holdings, Inc.
99.1*	Press Release, dated December 28, 2023.
99.2*	Unaudited Pro Forma Condensed Combined Financial Statements of Zoomcar Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed or furnished herewith

+	The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(b)(2) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2024	Zoomcar Holdings, Inc.

	By:	/s/ Greg Moran
	Name:	Greg Moran
	Title:	Chief Executive Officer and Director